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Filed Pursuant to Rule 424(b)(1)
Registration No. 333-222679

PROSPECTUS

6,653,777 Shares

Select Energy Services, Inc.

CLASS A COMMON STOCK

        The selling stockholders named in this prospectus may offer 6,653,777 shares of our Class A common stock, which the selling stockholders acquired in the Rockwater Merger (as defined below). All of these shares of Class A common stock are being sold by the selling stockholders named in this prospectus, or their respective transferees, pledgees, donees or successors-in-interest. The selling stockholders will receive all proceeds from the sale of the shares of our Class A common stock being offered in this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders.

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Please see "Risk Factors" in this prospectus and the documents incorporated by reference in this prospectus.

        Our Class A common stock trades on the New York Stock Exchange (the "NYSE") under the symbol "WTTR." The shares of Class A common stock offered hereby have already been approved for listing on the NYSE. The last reported sales price of our Class A common stock on March 29, 2018 was $12.62 per share. You are urged to obtain current market quotations for our Class A common stock.

        We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, any amendments and the documents incorporated by reference in this prospectus carefully before you make your investment decision.

        Investing in our Class A common stock involves risks. Please see "Risk Factors" beginning on page 3 of this prospectus.

        The selling stockholders may sell the shares of Class A common stock being offered by them from time to time on the NYSE, in market transactions, in negotiated transactions or otherwise, and at prices and terms that will be determined by the then prevailing market price for the shares of Class A common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information of the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 87 of this prospectus.

        Neither the U.S. Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2018.

        You should rely only on the information contained in this prospectus, in any free writing prospectus prepared by us or on behalf of us or to which we have referred you and the documents incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with information different from that contained in this prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

        We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply, a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

MARKET DATA

        Market data used in this prospectus has been obtained from publicly available information and publications as well as our good faith estimates.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly, current and other reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings are also available to the public from commercial document retrieval services and through the SEC's website at http://www.sec.gov.

        Our Class A common stock is listed and traded on the NYSE under the symbol "WTTR." Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        We also make available free of charge on our website at www.selectenergyservices.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the Public Reference Room. Copies of these materials may be obtained from such office, upon payment of a duplicating fee.

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 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate information by reference into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

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  our Annual Report on Form 10-K for the year ended December 31, 2017;

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  our Current Reports on Form 8-K/A and Form 8-K filed January 12, 2018 and March 22, 2018, respectively; and

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  the description of our capital stock contained in our Registration Statement on Form 8-A filed April 18, 2017.

        These documents contain important information about us, our financial condition and our results of operations.

        These documents can be accessed free of charge on our website at www.selectenergyservices.com. Information on our website is not incorporated by reference into this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Select Energy Services, Inc.
515 Post Oak Boulevard, Suite 200
Houston, Texas 77027
Phone: (713) 235-9500

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SUMMARY

        As used in this prospectus, unless the context otherwise requires, references to the "Company," "we," "our," "us" or similar expressions refer, (1) for time periods prior to our December 2016 private placement of 16,100,000 shares of our Class A-1 common stock at $20.00 per share (the "Select 144A Offering") and the related corporate reorganization transactions, to Select Energy Services, LLC ("Select LLC") and SES Holdings, LLC ("SES Holdings") and their consolidated subsidiaries, (2) for time periods after the Select 144A Offering and the related corporate reorganization transactions and prior to our November 1, 2017 combination with Rockwater (the "Rockwater Merger") and the related corporate reorganization transactions, to Select Energy Services, Inc. ("Select Inc.") and its consolidated subsidiaries and, (3) after the Rockwater Merger and the related corporate reorganization transactions, to Select Inc. and its consolidated subsidiaries, including those subsidiaries acquired in the Rockwater Merger. Additionally, prior to the consummation of the Rockwater Merger and the related corporate reorganization transactions, "Rockwater" refers to Rockwater Energy Solutions, Inc. and its consolidated subsidiaries, and "Rockwater LLC" refers to Rockwater Energy Solutions, LLC and its consolidated subsidiaries. Following the consummation of Rockwater Merger and the related corporate reorganization transactions, "Rockwater" refers to Select Energy Solutions (RW), Inc. and its consolidated subsidiaries, and "Rockwater LLC" refers to Rockwater Energy Solutions, LLC and its consolidated subsidiaries.

 Company Overview

        We are a leading provider of total water management and chemical solutions to the unconventional oil and gas industry in the United States and Western Canada. We were formed as a Delaware corporation in November 2016. Within the major shale plays in the United States, we believe we are a market leader in sourcing, transfer (both by permanent pipeline and temporary hose) and temporary containment of water prior to its use in drilling and completion activities associated with hydraulic fracture stimulation or "fracking," which we collectively refer to as "pre-frac water services." In addition, we provide testing and flowback services immediately following the well completion. In most of our areas of operations, we also provide additional complementary water-related services that support oil and gas well completion and production activities, including monitoring, treatment, hauling, water recycling and disposal. We also manufacture a full suite of specialty chemicals used in well completions, and we provide chemicals needed by our customers to help increase oil and gas production and lower costs over the extended life of a typical well. We have historically generated a substantial majority of our revenues through providing total water solutions to our customers, and we believe we are the only company that provides total water solutions together with complementary chemical products and related expertise, which we believe gives us a unique competitive advantage in our industry.

General Corporate Information

        Our principal executive offices are located at 515 Post Oak Boulevard, Suite 200, Houston, Texas 77027, and our telephone number at that address is (713) 235-9500. Our website address is www.selectenergyservices.com. Information contained on our website does not constitute part of this prospectus.

 The Offering

Class A common stock that may be offered by the selling stockholders	6,653,777 shares.
Use of proceeds	We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.
Dividend policy	We do not anticipate paying any cash dividends on our Class A common stock.
Risk factors

You should carefully read and consider the information set forth under "Risk Factors" and all other information set forth and incorporated by reference in this prospectus before deciding to invest in our Class A common stock.

NYSE trading symbol	"WTTR"

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below together with the other information set forth in this prospectus and the documents and other information incorporated by reference herein before making an investment decision. Our business, financial condition, cash flows or results of operations could be adversely affected by the occurrence of any of the risks discussed below. Additionally, the trading price of our Class A common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment. The risks discussed below are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to Our Business

Our business depends on capital spending by the oil and gas industry in the United States and Western Canada, and reductions in capital spending could have a material adverse effect on our liquidity, results of operations and financial condition.

        Our business is directly affected by our customers' capital spending to explore for, develop and produce oil and gas in the United States and Canada. The significant decline in oil and gas prices that began in the fourth quarter of 2014 caused a reduction in the exploration, development and production activities of most of our customers and their spending on our services in 2015 and 2016, as well as a reduction in the rates we charged and the utilization of our assets. In 2017, our clients modestly increased their spending as compared to 2016 levels, and we expect continued increases in 2018. However, if oil and gas prices again decline, our customers may cancel or curtail their spending on our services. Reduced discovery rates of new oil and gas reserves in our market areas as a result of decreased capital spending may also have a negative long-term impact on our business, even in an environment of stronger oil and gas prices, to the extent the reduced number of wells for us to service more than offsets increasing completion activity and intensity. Any of these conditions or events could adversely affect our operating results. If a recovery does not materialize and our customers fail to increase their capital spending, it could have a material adverse effect on our liquidity, results of operations and financial condition.

        Industry conditions are influenced by numerous factors over which we have no control, including:

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  the domestic and foreign economic conditions and supply of and demand for oil and gas;

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  the level of prices, and expectations about future prices, of oil and gas;

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  the level of global oil and gas exploration and production;

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  governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and gas reserves;

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  taxation and royalty charges;

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  political and economic conditions in oil and gas producing countries;

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  actions by the members of Organization of Petroleum Exporting Countries with respect to oil production levels and announcements of potential changes in such levels;

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  global weather conditions and natural disasters;

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  worldwide political, military and economic conditions;

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  the cost of producing and delivering oil and gas;

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  the discovery rates of new oil and gas reserves;

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  activities by non-governmental organizations to limit certain sources of funding for the energy sector or restrict the exploration, development and production of oil and gas;

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  the ability of oil and gas producers to access capital;

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  technical advances affecting energy consumption; and

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  the potential acceleration of development of alternative fuels.

If oil prices or gas prices were to decline, the demand for our services could be adversely affected.

        The demand for our services is primarily determined by current and anticipated oil and gas prices and the related levels of capital spending and drilling activity in the areas in which we have operations. Volatility or weakness in oil prices or gas prices (or the perception that oil prices or gas prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could lead to lower demand for our services and may cause lower rates and lower utilization of our assets. If oil prices decline or gas prices decline, or if the recent increase in drilling activity reverses, the demand for our services and our results of operations could be materially and adversely affected.

        Prices for oil and gas historically have been extremely volatile and are expected to continue to be volatile. During the past four years, the posted West Texas Intermediate ("WTI") price for oil has ranged from a low of $26.19 per Bbl in February 2016 to a high of $107.95 per Bbl in June 2014. During 2017, WTI prices ranged from $42.48 to $60.46 per Bbl. If the prices of oil and gas reverse their recent increases or decline, our operations, financial condition, cash flows and level of expenditures may be materially and adversely affected.

We have developed certain key infrastructure assets in the Bakken area of North Dakota, making us vulnerable to risks associated with conducting business in this region.

        We have secured three governmental permits that enable us to withdraw water from the Missouri River and Lake Sakakawea in North Dakota and have developed and expect to develop in the future significant water infrastructure related to these permits.

        Because of the key nature of these permits and water infrastructure within the Bakken, the success and profitability of our business may be disproportionately exposed to factors impacting this region. These factors include, among others: (i) the prices of, and associated costs to produce, crude oil and gas from wells in the Bakken and other regional supply and demand factors (including the generally higher cost nature of production in the Bakken compared to other major shale plays and the pricing differentials that exist in the Bakken because of transportation constraints); (ii) the amount of exploration, development and production activities of our Bakken customers and their spending on our services; (iii) our ability to keep and maintain our governmental water permits; (iv) the cost of operations and the prices we can charge our customers in this region; and (v) the availability of equipment, supplies, and labor. Although we currently have secured key permits for water in this region, if we were to lose our water rights for any reason, including termination by the government upon the occurrence of a material breach, including nonpayment and default in performance, unexpected adverse environmental impacts, or our competitors were able to secure equivalent rights, our business could be materially harmed. In addition, our operations in the Bakken field may be adversely affected by severe weather events such as floods, blizzards, ice storms and tornadoes. For the years ended December 31, 2017, 2016 and 2015, our Bakken operations represented 10.4%, 9.6% and 5.5%, respectively, of our revenues. The concentration of our water permits and significant infrastructure assets in North Dakota also increases our exposure to changes in local laws and regulations, including those designed to protect wildlife, and unexpected events that may occur in this region such as seismic events, industrial accidents or labor difficulties. Any of the risks described above could have an adverse effect on our financial condition, results of operations and cash flows.

Restrictions on the ability to procure water or changes in water sourcing requirements could decrease the demand for our water-related services.

        Our business includes water transfer for use in our customers' oil and gas exploration and production ("E&P") activities. Our access to the water we supply may be limited due to reasons such as prolonged drought or our inability to acquire or maintain water sourcing permits or other rights. In addition, some state and local governmental authorities have begun to monitor or restrict the use of water subject to their jurisdiction for hydraulic fracturing to ensure adequate local water supply. For instance, some states require E&P companies to report certain information regarding the water they use for hydraulic fracturing and to monitor the quality of groundwater surrounding some wells stimulated by hydraulic fracturing. In British Columbia, new regulations relating to the use of water under the Water Sustainability Act came into effect on February 29, 2016. This Act requires authorizations to be obtained to use groundwater for anything other than domestic use. The estimated 20,000 existing non-domestic groundwater users must be brought into the licensing scheme. In addition, anyone who diverts water must make beneficial use of that water, meaning they must use the water as efficiently as practicable, and for the purposes specified by the license or approval. In Alberta, the Alberta Energy Regulator ("AER") monitors water withdrawals, and may suspend water withdrawals during a low flow period or drought to protect the integrity of the water system. Further, in Alberta, the Water Conservation and Allocation Policy for Oilfield Injection may be expanded to include hydraulic fracturing activities under the proposed Water Conservation Policy for Upstream Oil and Gas Operations. If this policy is expanded to include hydraulic fracturing, licensees will come under increased scrutiny surrounding their water use. Groundwater and surface water available for licensing may be limited and in water-short areas of Alberta, projects may be delayed until new technology or alternative water sources become available to protect non-saline water resources. It is unclear if or when this policy may be implemented. Any such decrease in the availability of water, or demand for water services, could adversely affect our business and results of operations.

We have operated at a loss in the past, and there is no assurance of our profitability in the future.

        Historically, we have experienced periods of low demand for our services and have incurred operating losses. In the future, we may not be able to reduce our costs, increase our revenues or reduce our debt service obligations sufficient to achieve or maintain profitability and generate positive operating income. Under such circumstances, we may incur further operating losses and experience negative operating cash flow.

Fuel conservation measures could reduce demand for oil and natural gas which would in turn reduce the demand for our services.

        Fuel conservation measures, alternative fuel requirements and increasing consumer demand for alternatives to oil and natural gas could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on our business, financial condition, prospects, results of operations and cash flows. Additionally, the increased competitiveness of alternative energy sources (such as wind, solar, geothermal, tidal, fuel cells and biofuels) could reduce demand for hydrocarbons and therefore for our services, which would lead to a reduction in our revenues.

Failure to successfully combine our business with the business from Rockwater may adversely affect our future results.

        The consummation of the Rockwater Merger involves potential risks, including, without limitation, the failure to realize expected profitability, growth or accretion; the incurrence of liabilities or other compliance costs related to environmental or regulatory matters, including potential liabilities that may be imposed without regard to fault or the legality of conduct; diversion of management's attention from our existing businesses; and the incurrence of unanticipated liabilities and costs for which indemnification is unavailable or inadequate. If these risks or other unanticipated liabilities were to materialize, any desired benefits of the Rockwater Merger may not be fully realized, if at all, and our future financial performance and results of operations could be negatively impacted.

The growth of our business through acquisitions may expose us to various risks, including those relating to difficulties in identifying suitable, accretive acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.

        As a component of our business strategy, we intend to pursue selected, accretive acquisitions of complementary assets, businesses and technologies. Acquisitions involve numerous risks, including:

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  unanticipated costs and assumption of liabilities and exposure to unforeseen liabilities of the acquired business, including but not limited to environmental liabilities;

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  difficulties in integrating the operations and assets of the acquired business and the acquired personnel;

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  limitations on our ability to properly assess and maintain an effective internal control environment over an acquired business;

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  potential losses of key employees and customers of the acquired business;

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  risks of entering markets in which we have limited prior experience; and

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  increases in our expenses and working capital requirements.

        In evaluating acquisitions, we generally prepare one or more financial cases based on a number of business, industry, economic, legal, regulatory and other assumptions applicable to the proposed transaction. Although we expect a reasonable basis will exist for those assumptions, the assumptions will generally involve current estimates of future conditions. Realization of many of the assumptions will be beyond our control. Moreover, the uncertainty and risk of inaccuracy associated with any financial projection will increase with the length of the forecasted period. Some acquisitions may not be accretive in the near term, and will be accretive in the long term only if we are able to timely and effectively integrate the underlying assets and such assets perform at or near the levels anticipated in our acquisition projections.

        The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical and financial difficulties and may require a significant amount time and resources. Our failure to incorporate the acquired business and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations. Furthermore, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.

        In addition, we may not have sufficient capital resources to complete any additional acquisitions. We may incur substantial indebtedness to finance future acquisitions and also may issue equity, debt or convertible securities in connection with such acquisitions. Debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity or convertible securities could be dilutive to our existing stockholders. Furthermore, we may not be able to obtain additional financing on satisfactory terms. Even if we have access to the necessary capital, we may be unable to continue to identify suitable acquisition opportunities, negotiate acceptable terms or successfully acquire identified targets.

Our Credit Agreement subjects us to various financial and other restrictive covenants. These restrictions may limit our operational or financial flexibility and could subject us to potential defaults under our Credit Agreement.

        Our $300.0 million senior secured revolving credit facility, by and among SES Holdings, as parent, Select LLC, as borrower, and certain of SES Holdings' subsidiaries, as guarantors, and each of the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swingline lender (the "Credit Agreement"), subjects us to significant financial and other restrictive covenants, including restrictions on our ability to consolidate or merge with other companies, conduct asset sales, incur additional indebtedness, grant liens, issue guarantees, make investments, loans or advances, pay dividends and enter into certain transactions with affiliates.

        Our Credit Agreement contains certain financial covenants, including the maintenance of a fixed charge coverage ratio of at least 1.0 to 1.0 at any time availability under the Credit Agreement is less than the greater of (i) 10% of the lesser of (A) the maximum revolver amount and (B) the then-effective borrowing base and (ii) $15.0 million and continuing through and including the first day after such time that availability under the Credit Agreement has equaled or exceeded the greater of (i) 10% of the lesser of (A) the maximum revolver amount and (B) the then-effective borrowing base and (ii) $15.0 million for 60 consecutive calendar days. Our ability to comply with such financial condition tests can be affected by events beyond our control and we may not be able to do so. Our scheduled maturity date is November 1, 2022. In addition, the Credit Agreement restricts SES Holdings' and Select LLC's ability to make distributions on, or redeem or repurchase, its equity interests, except for certain distributions, including distributions of cash so long as, both at the time of the distribution and after giving effect to the distribution, no default exists under the Credit Agreement and either (a) excess availability at all times during the preceding 30 consecutive days, on a pro forma basis and after giving effect to such distribution, is not less than the greater of (1) 25% of the lesser of (A) the maximum revolver amount and (B) the then-effective borrowing base and (2) $37.5 million or (b) if SES Holdings' fixed charge coverage ratio is at least 1.0 to 1.0 on a pro forma basis, and excess availability at all times during the preceding 30 consecutive days, on a pro forma basis and after giving effect to such distribution, is not less than the greater of (1) 20% of the lesser of (A) the maximum revolver amount and (B) the then-effective borrowing base and (2) $30.0 million. For additional information regarding our Credit Agreement, please read the documents cited under "Incorporation of Certain Information by Reference."

        If we are unable to remain in compliance with the covenants of our Credit Agreement, then the lenders may declare all amounts outstanding under the Credit Agreement to be immediately due and payable. Any such acceleration could have a material adverse effect on our financial condition and results of operations.

We may incur additional indebtedness or issue additional equity securities to execute our long-term growth strategy, which may reduce our profitability or result in significant dilution to our stockholders.

        Constructing and maintaining water infrastructure used in the oil and gas industry requires significant capital. We may require additional capital in the future to develop and construct water sourcing, transfer and other related infrastructure to execute our growth strategy. For the years ended December 31, 2017, 2016 and 2015, we incurred $108.3 million, $36.3 million and $48.7 million, respectively, in capital expenditures. Historically, we have financed these investments through cash flows from operations, our initial public offering of 8,700,000 shares of our Class A common stock at a price of $14.00 per share, which closed on April 26, 2017 (the "IPO"), external borrowings and capital contributions from the existing owners of outstanding membership interests in SES Holdings prior to the Select 144A Offering and the related reorganization (the "Legacy Owners") and certain of the Legacy Owners who received shares of our Class A common stock in exchange for their limited liability company units in SES Holdings ("SES Holdings LLC Units") received in connection with the corporate reorganization transactions related to the Select 144A Offering (the "Contributing Legacy Owners"). These sources of capital may not be available to us in the future. If we are unable to fund capital expenditures for any reason, we may not be able to capture available growth opportunities and any such failure could have a material adverse effect on our results of operations and financial condition. If we incur additional indebtedness or issue additional equity securities, our profitability may be reduced and our stockholders may experience significant dilution.

Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could reduce profitability.

        We purchase a substantial portion of our raw materials from third-party suppliers and the cost of these raw materials represents a substantial portion of our operating expenses. The prices of the raw materials that we purchase from third parties are cyclical and volatile. Our supply agreements provide us only limited protection against price volatility as they are entered into either on a short-term basis or are longer-term volume contracts, which provide for market-based pricing re-negotiated several times per year. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on our cash flow. Any cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        There are several raw materials for which there are only a limited number of suppliers or a single supplier. To mitigate potential supply constraints, we enter into supply agreements with particular suppliers, evaluate alternative sources of supply and evaluate alternative technologies to avoid reliance on limited or sole-source suppliers. Where supply relationships are concentrated, particular attention is paid by the parties to ensure strategic intentions are aligned to facilitate long-term planning. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials costs. Any interruption in the supply of raw materials could increase our costs or decrease our revenue, which could reduce our cash flow. The inability of a supplier to meet our raw material needs could have a material adverse effect on our financial statements and results of operations.

        The number of sources for and availability of certain raw materials is also specific to the particular geographical region in which a facility is located. Political and economic instability in the countries from which we purchase our raw material supplies could adversely affect their availability. In addition, if raw materials become unavailable within a geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. We may also experience higher operating costs such as energy or transportation costs, which could affect our profitability. We may not always be able to increase our selling prices to offset the impact of any higher productions costs or reduced production levels, which could reduce our earnings and decrease our liquidity.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition, results of operations and cash available for distribution.

        We operate with most of our customers under master service agreements ("MSAs"). We endeavor to allocate potential liabilities and risks between the parties in the MSAs. Generally, under our MSAs, including those relating to our services, we assume responsibility for, including control and removal of, pollution or contamination which originates above surface and originates from our equipment or services. Our customer generally assumes responsibility for, including control and removal of, all other pollution or contamination which may occur during operations, including that which may result from seepage or any other uncontrolled flow of drilling fluids. We may have liability in such cases if we are negligent or commit willful acts. Generally, our customers also agree to indemnify us against claims arising from their employees' personal injury or death to the extent that, in the case of our operations, their employees are injured or their properties are damaged by such operations, unless resulting from our gross negligence or willful misconduct. Similarly, we generally agree to indemnify our customers for liabilities arising from personal injury to or death of any of our employees, unless resulting from gross negligence or willful misconduct of the customer. In addition, our customers generally agree to indemnify us for loss or destruction of customer-owned property or equipment and in turn, we agree to indemnify our customers for loss or destruction of property or equipment we own. Losses due to catastrophic events, such as blowouts, are generally the responsibility of the customer. However, despite this general allocation of risk, we might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into an MSA with terms that vary from the above allocations of risk. As a result, we may incur substantial losses which could materially and adversely affect our financial condition, results of operations and cash available for distribution.

We are subject to environmental and occupational health and safety laws and regulations that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance.

        Our operations and the operations of our customers are subject to federal, provincial, state and local laws and regulations in the United States and Western Canada relating to protection of natural resources and the environment, health and safety aspects of our operations and waste management, including the transportation and disposal of waste and other materials. These laws and regulations may impose numerous obligations on our operations and the operations of our customers, including the acquisition of permits to take fresh water from surface and underground sources, construct pipelines or containment facilities, drill wells or conduct other regulated activities, the incurrence of capital expenditures to mitigate or prevent releases of materials from our facilities or from customer locations where we are providing services, the imposition of substantial liabilities for pollution resulting from our operations, and the application of specific health and safety criteria addressing worker protection. Any failure on our part or the part of our customers to comply with these laws and regulations could result in restrictions on operations, assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders requiring the performance of investigatory, remedial or curative activities.

        Our business activities present risks of incurring significant environmental costs and liabilities, including costs and liabilities resulting from our handling of oilfield and other wastes, because of air emissions and wastewater discharges related to our operations, and due to historical oilfield industry operations and waste disposal practices. Our businesses include the operation of oilfield waste disposal injection wells that pose risks of environmental liability, including leakage from the wells to surface or subsurface soils, surface water or groundwater. In addition, private parties, including the owners of properties upon which we perform services and facilities where our wastes are taken for reclamation or disposal, also may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property or natural resource damages. Some environmental laws and regulations may impose strict liability, which means that in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Remedial costs and other damages arising as a result of environmental laws and costs associated with changes in environmental laws and regulations could be substantial and could have a material adverse effect on our liquidity, consolidated results of operations and consolidated financial condition.

        Laws and regulations protecting the environment generally have become more stringent in recent years and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation. Changes in existing laws or regulations, or the adoption of new laws or regulations, could delay or curtail exploratory or developmental drilling for oil and gas and could limit well servicing opportunities. We may not be able to recover some or any of our costs of compliance with these laws and regulations from insurance.

Unsatisfactory safety performance may negatively affect our customer relationships and, to the extent we fail to retain existing customers or attract new customers, adversely impact our revenues.

        Our ability to retain existing customers and attract new business is dependent on many factors, including our ability to demonstrate that we can reliably and safely operate our business and stay current on constantly changing rules, regulations, training and laws. Existing and potential customers consider the safety record of their service providers to be of high importance in their decision to engage third-party servicers. If one or more accidents were to occur at one of our operating sites, the affected customer may seek to terminate or cancel its use of our facilities or services and may be less likely to continue to use our services, which could cause us to lose substantial revenues. Further, our ability to attract new customers may be impaired if they elect not to purchase our third-party services because they view our safety record as unacceptable. In addition, it is possible that we will experience numerous or particularly severe accidents in the future, causing our safety record to deteriorate. This may be more likely as we continue to grow, if we experience high employee turnover or labor shortage, or add inexperienced personnel.

Federal, state, provincial and local legislative and regulatory initiatives in the United States and Western Canada related to hydraulic fracturing could result in operating restrictions or delays in the drilling and completion of oil and gas wells that may reduce demand for our services and could have a material adverse effect on our liquidity, consolidated results of operations and consolidated financial condition.

        Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from dense subsurface rock formations. The process involves the injection of water, sand or other proppants and chemical additives under pressure into targeted geological formations to fracture the surrounding rock and stimulate production. In the United States, hydraulic fracturing is currently generally exempt from regulation under the U.S. Safe Drinking Water Act's (the "SDWA") Underground Injection Control ("UIC") program and is typically regulated by state oil and gas commissions or similar agencies.

        However, several federal agencies in the United States have asserted regulatory authority over certain aspects of the process. For example, in 2014, the U.S. Environmental Protection Agency (the "EPA") asserted regulatory authority pursuant to the SDWA's UIC program over hydraulic fracturing activities involving the use of diesel and issued guidance covering such activities. Additionally, in June 2016, the EPA published an effluent limit guideline final rule prohibiting the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants and, in 2014, issued a prepublication of its Advance Notice of Proposed Rulemaking regarding the Toxic Substances Control Act ("TSCA") reporting of the chemical substances and mixtures used in hydraulic fracturing. Also, the Bureau of Land Management ("BLM") published a final rule in 2015 that established new or more stringent standards relating to hydraulic fracturing on federal and American Indian lands. However, in June 2016, a Wyoming federal judge struck down this final rule, finding that the BLM lacked authority to promulgate the rule, the BLM appealed this decision to the U.S. Court of Appeals for the Tenth Circuit in July 2016, the appellate court issued a ruling in September 2017 to vacate the Wyoming trial court decision and dismiss the lawsuit challenging the 2015 rule in response to the BLM's issuance of a proposed rulemaking to rescind the 2015 rule and, in December 2017, the BLM published a final rule rescinding the 2015 rule. In January 2018, litigation challenging the BLM's rescission of the 2015 rule was brought in federal court. From time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In the event that new federal restrictions on the hydraulic-fracturing process are adopted in areas where we or our customers conduct business, we or our customers may incur additional costs or permitting requirements to comply with such federal requirements that may be significant in nature and, in the case of our customers, could experience added delays or curtailment in the pursuit of exploration, development, or production activities, which would in turn reduce the demand for our services.

        Moreover, some states and local governments have adopted, and other governmental entities are considering adopting, regulations that could impose more stringent permitting, disclosure and well-construction requirements on hydraulic fracturing operations, including states where we or our customers operate. For example, Texas, Oklahoma, California, Ohio, Pennsylvania and North Dakota, among others, have adopted regulations that impose new or more stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. States could also elect to prohibit high volume hydraulic fracturing altogether, following the approach taken by the State of New York. In addition, in light of concerns about seismic activity being triggered by the injection of produced waste waters into underground disposal wells, certain regulators are also considering additional requirements related to seismic safety for hydraulic fracturing activities. For example, the Oklahoma Corporation Commission released well completion seismicity guidelines in December 2016 for operators in the SCOOP and STACK that call for hydraulic fracturing operations to be suspended following earthquakes of certain magnitudes in the vicinity. In addition, the Oklahoma Corporation Commission's Oil and Gas Conservation Division issued an order in February 2017 limiting future increases in the volume of oil and natural gas wastewater injected into the ground in an effort to reduce the number of earthquakes in the state, and imposed further reductions in the Edmonds area of the state in August 2017. In addition to state laws, local land use restrictions, such as city ordinances, may restrict drilling in general and/or hydraulic fracturing in particular, as certain local governments in California have done. Other states, such as Texas, Oklahoma and Ohio have taken steps to limit the authority of local governments to regulate oil and gas development.

        In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that "water cycle" activities associated with hydraulic fracturing may impact drinking water resources "under some circumstances," noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits.

        While hydraulic fracturing in Alberta and British Columbia, Canada has been occurring for decades, due to concerns over environmental impacts including water usage, wastewater disposal and contamination, and induced seismicity, the AER in Alberta and the British Columbia Oil and Gas Commission ("BCOGC") in British Columbia continue to conduct ongoing review of rules and regulations of the industry. The AER has moved to require water use measurement and sourcing details for all fractured wells in Alberta, fracture fluid chemical disclosure, limited trade secret protection and prescribed setbacks for shallow fracturing near water wells.

        Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition to oil and gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs for our customers in the production of oil and gas, including from the developing shale plays, or could make it more difficult to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and gas wells and an associated decrease in demand for our services and increased compliance costs and time, which could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

Climate change legislation or regulations in the United States and Western Canada restricting or regulating emissions of greenhouse gases could result in increased operating costs and reduced demand for our field services.

        In the United States, in response to findings that emissions of carbon dioxide, methane and other greenhouse gases ("GHGs") present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the U.S. Clean Air Act ("CAA") that, among other things, establish Prevention of Significant Deterioration ("PSD") construction and Title V operating permit reviews for certain large stationary sources that emit certain principal, or "criteria," pollutants. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet "best available control technology" standards. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from oil and gas production, processing, transmission and storage facilities in the United States.

        The U.S. Congress has from time to time considered legislation to reduce emissions of GHGs but there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions through the completion of GHG emissions inventories and by means of cap and trade programs that typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. The EPA has also developed strategies for the reduction of methane emissions, including emissions from the oil and gas industry. For example, in June 2016, the EPA published New Source Performance Standards ("NSPS"), known as Subpart OOOOa, that require certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce methane gas and volatile organic compound emissions. These Subpart OOOOa standards will expand previously issued NSPS published by the EPA in 2012, and known as Subpart OOOO, by using certain equipment-specific emissions control practices. However, the Subpart OOOOa standards have been subject to attempts by the EPA to stay portions of those standards, and the agency proposed rulemaking in June 2017 to stay the requirements for a period of two years and revisit implementation of Subpart OOOOa in its entirety. The EPA has not yet published a final rule, and, as a result of these developments, EPA's 2016 standards are currently in effect, but future implementation of the 2016 standards is uncertain at this time. Because of the long-term trend toward increasing regulation, however, future federal GHG regulations of the oil and natural gas industry remain a possibility. Furthermore, in June 2017, the BLM published a final rule that established, among other things, requirements to reduce methane emissions arising from venting, flaring and leakage from oil and gas production activities on onshore federal and American Indian lands. However, on December 8, 2017, the BLM published a final rule to temporarily suspend or delay certain requirements contained in the November 2016 final rule until January 17, 2019, including those requirements relating to venting, flaring and leakage from oil and gas production activities. On February 22, 2018, the U.S. District Court for the Northern District of California enjoined the delay of certain requirements contained in the November 2016 rule. As a result, the November 2016 rule, as originally promulgated, is in effect. Also, on February 22, 2018, the BLM published a proposed rule that would generally re-establish the requirements that the November 2016 rule replaced. Litigation regarding the November 2016 rule is ongoing and uncertainty exists with respect to future implementation of the rule. However, given the long-term trend towards increasing regulation, future federal GHG regulations of the oil and gas industry remain a possibility. Furthermore, the EPA passed a new rule, known as the Clean Power Plan, to limit GHGs from power plants. While the U.S. Supreme Court issued a stay in February 2016, preventing implementation during the pendency of legal challenges to the rule in court, should the stay be lifted and legal challenges prove unsuccessful, then it could reduce demand for the oil and gas our customers produce, which could reduce the demand for our services, depending on the methods used to implement the rule. On October 10, 2017, the EPA issued a proposed rulemaking to repeal the Clean Power Plan. The public comment period on the proposed rulemaking ended on December 15, 2017. Additionally, in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France that proposed an agreement (the "Paris Agreement"), requiring member countries to review and "represent a progression" in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. This agreement was signed by the United States in April 2016 and entered into force in November 2016. The Paris Agreement does not create any binding obligations for nations to limit their GHG emissions, but rather includes pledges to voluntarily limit or reduce future emissions. In August 2017, the U.S. Department of State officially informed the United Nations of the intent of the United States to withdraw from the Paris Agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States' adherence to the exit process and/or the terms on which the United States may re-enter the Paris Agreement or a separately negotiated agreement are unclear at this time.

        In Canada, significant climate change initiatives are ongoing at both the provincial and federal levels. Prime Minister Justin Trudeau announced in late 2016 that provinces have until 2018 to impose a carbon pricing scheme or else a federally mandated price will be imposed. The price would be set at $10 per tonne of carbon dioxide in 2018, rising $10 each year, to $50 per tonne by 2022. The provincial government in Alberta, as of January 1, 2017, has implemented a carbon tax at a rate of $20 per tonne in 2017, rising to $30 per tonne in 2018. While British Columbia adopted a carbon tax in 2008, with the final scheduled increase occurring in 2012 at $30 per tonne, under the federal carbon tax, British Columbia's carbon tax will be required to increase in 2021. In addition, Canada signed the Paris Agreement in April 2016, which could lead to additional regulation of GHG emissions.

        Although it is not possible at this time to predict how new laws or regulations in the United States or Canada or any legal requirements imposed by the Paris Agreement on the United States, should it not withdraw from the agreement, or Canada that may be adopted or issued to address GHG emissions would impact our business, any such future laws, regulations or other legal requirements imposing reporting or permitting obligations on, or limiting emissions of GHGs from, our or our customers' equipment and operations could require us or our customers to incur costs to reduce emissions of GHGs associated with operations as well as delays or restrictions in the ability to permit GHG emissions from new or modified sources. In addition, substantial limitations on GHG emissions could adversely affect demand for the oil and gas our customers produce, which could reduce demand for our services. Moreover, activists concerned about the potential effects of climate change have directed their attention at sources of funding for fossil-fuel energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Ultimately, this could make it more difficult to secure funding for exploration and production activities. Notwithstanding potential risks related to climate change, the International

Energy Agency estimates that global energy demand will continue to rise and will not peak until after 2040 and that oil and gas will continue to represent a substantial percentage of global energy use over that time.

        Finally, it should be noted that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts and other climatic events. If any such effects were to occur, they could have an adverse effect on our and our customers' operations.

Legislation or regulatory initiatives intended to address seismic activity associated with oilfield disposal wells could restrict our ability to dispose of produced water gathered from our customers and, accordingly, could have a material adverse effect on our business.

        We dispose of wastewater gathered from oil and gas producing customers that results from their drilling and production operations pursuant to permits issued to us by government authorities overseeing such disposal activities. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent permitting or operating constraints or new monitoring and reporting requirements owing to, among other things, concerns of the public or governmental authorities regarding such disposal activities.

        One such concern relates to recent seismic events in the United States near underground disposal wells used for the disposal by injection of produced water resulting from oil and gas activities. Developing research suggests that the link between seismic activity and wastewater disposal may vary by region, and that only a very small fraction of the tens of thousands of injection wells have been suspected to be, or have been, the likely cause of induced seismicity. In March 2016, the United States Geological Survey identified six states with the most significant hazards from induced seismicity, including Oklahoma, Kansas, Texas, Colorado, New Mexico and Arkansas. The United States Geological Survey also noted the potential for induced seismicity in Ohio and Alabama. In response to concerns regarding induced seismicity, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. For example, Oklahoma issued new rules for wastewater disposal wells in 2014 that imposed certain permitting and operating restrictions and reporting requirements on disposal wells in proximity to faults and also, from time to time, has developed and implemented plans directing certain wells where seismic incidents have occurred to restrict or suspend disposal well operations. In particular, the Oklahoma Corporation Commission released well completion seismicity guidelines in December 2016 for operators in the SCOOP and STACK that call for hydraulic fracturing operations to be suspended following earthquakes of certain magnitudes in the vicinity. In addition, the Oklahoma Corporation Commission's Oil and Gas Conservation Division issued an order in February 2017 limiting future increases in the volume of oil and natural gas wastewater injected into the ground in an effort to reduce the number of earthquakes in the state and imposed further reductions in the Edmonds area of the state in August 2017. The Texas Railroad Commission adopted similar rules in 2014. In addition, ongoing lawsuits allege that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. These developments could result in additional regulation and restrictions on the use of injection wells. Increased regulation and attention given to induced seismicity could lead to greater opposition to oil and gas activities utilizing injection wells for waste disposal. The adoption and implementation of any new laws, regulations or directives that restrict our ability to dispose of wastewater gathered from our customers by limiting, volumes, disposal rates, disposal well locations or otherwise, or requiring us to shut down disposal wells, could have a material adverse effect on our business, financial condition and results of operations.

The Endangered Species Act and Migratory Bird Treaty Act in the United States and similar legislation applicable in Western Canada govern both our and our oil and gas producing customers' operations and additional restrictions may be imposed in the future, which constraints could have an adverse impact on our ability to expand some of our existing operations or limit our customers' ability to develop new oil and gas wells.

        In the United States, the Endangered Species Act (the "ESA") restricts activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act (the "MBTA"). To the extent species that are listed under the ESA or similar state laws, or are protected under the MBTA, live in the areas where we or our oil and gas producing customers' operate, both our and our customers' abilities to conduct or expand operations and construct facilities could be limited or be forced to incur material additional costs. Moreover, our customers' drilling activities may be delayed, restricted or precluded in protected habitat areas or during certain seasons, such as breeding and nesting seasons. Some of our operations and the operations of our customers are located in areas that are designated as habitats for protected species.

        In addition, as a result of one or more settlements approved by the U.S. Fish & Wildlife Service (the "FWS"), the agency is required to make a determination on the listing of numerous other species as endangered or threatened under the ESA by the end of the FWS' 2017 fiscal year. The designation of previously unidentified endangered or threatened species could indirectly cause us to incur additional costs, cause our or our oil and gas producing customers' operations to become subject to operating restrictions or bans, and limit future development activity in affected areas. The FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of or access to federal, state and private lands.

        In Canada, the Migratory Birds Convention Act ("MBCA") prohibits the release of substances that can harm migratory birds in waters used by them, and gives the federal government the authority to develop regulations to protect migratory birds, and their habitats, including nests. Oil and gas development projects must comply with provisions of the MBCA, as well as the federal Species at Risk Act. Alberta and British Columbia each have a provincial Wildlife Act, which impose restrictions to prevent wildlife species from disappearing that could impact oil and gas operations and reduce demand for our services.

Our chemical products are subject to stringent chemical control laws that could result in increased costs on our business.

        We are subject to a wide array of laws and regulations governing chemicals, including the regulation of chemical substances and inventories, such as the TSCA in the United States and the Canadian Environmental Protection Act in Canada. These laws and regulations change frequently, and have the potential to limit or ban altogether the types of chemicals we may use in our products, as well as result in increased costs related to testing, storing, and transporting our products prior to providing them to our customers. For example, in June 2016, President Obama signed into law the Frank R. Lautenberg Chemical Safety for the 21st Century Act (the "Lautenberg Act"), which substantially revised TSCA. Among other items, the Lautenberg Act eliminated the cost-benefit approach to analyzing chemical safety concerns with a health-based safety standard and requires all chemicals in commerce, including those "grandfathered" under TSCA, to undergo a safety review. The Lautenberg Act also requires safety findings before a new chemical can enter the market. Although it is not possible at this time to predict how EPA will implement and interpret the new provisions of the Lautenberg Act, or how legislation or new regulations that may be adopted pursuant to these regulatory and legislative efforts would impact our business, any new restrictions on the development of new products, increases in regulation, or disclosure of confidential, competitive information could have an adverse effect on our operations and our cost of doing business.

        Furthermore, governmental, regulatory and societal demands for increasing levels of product safety and environmental protection could result in increased pressure for more stringent regulatory control with respect to the chemical industry. In addition, these concerns could influence public perceptions regarding our products and operations, the viability of certain products, our reputation, the cost to comply with regulations, and the ability to attract and retain employees. Moreover, changes in environmental, health and safety regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability.

Disruptions in production at our chemical manufacturing facilities may have a material adverse impact on our business, results of operations and/or financial condition.

        Chemical manufacturing facilities in our industry are subject to outages and other disruptions. Any serious disruption at any of our facilities could impair our ability to use our facilities and have a material adverse impact on our revenue and increase our costs and expenses. Alternative facilities with sufficient capacity may not be available, may cost substantially more or may take a significant time to increase production or qualify with our customers, any of which could negatively impact our business, results of operations and/or financial condition. Long-term production disruptions may cause our customers to seek alternative supply which could further adversely affect our profitability.

        Unplanned production disruptions may occur for external reasons including natural disasters, weather, disease, strikes, transportation interruption, government regulation, political unrest or terrorism, or internal reasons, such as fire, unplanned maintenance or other manufacturing problems. Any such production disruption could have a material impact on our operations, operating results and financial condition.

        In addition, we rely on a number of vendors, suppliers, and in some cases sole-source suppliers, service providers, toll manufacturers and collaborations with other industry participants to provide us with chemicals, feedstocks and other raw materials, along with energy sources and, in certain cases, facilities that we need to operate our business. If the business of these third parties is disrupted, some of these companies could be forced to reduce their output, shut down their operations or file for bankruptcy protection. If this were to occur, it could adversely affect their ability to provide us with the raw materials, energy sources or facilities that we need, which could materially disrupt our operations, including the production of certain of our chemical products. Moreover, it could be difficult to find replacements for certain of our business partners without incurring significant delays or cost increases. All of these risks could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        While we maintain business recovery plans that are intended to allow us to recover from natural disasters or other events that could disrupt our business, we cannot provide assurances that our plans would fully protect us from the effects of all such disasters or from events that might increase in frequency or intensity due to climate change. In addition, insurance may not adequately compensate us for any losses incurred as a result of natural or other disasters. In areas prone to frequent natural or other disasters, insurance may become increasingly expensive or not available at all.

We operate in a highly competitive industry, which may intensify as our competitors expand their operations that may cause us to lose market share and could negatively affect our ability to expand our operations.

        The water solutions business is highly competitive and includes numerous small companies capable of competing effectively in our markets on a local basis. Some of our competitors have a similarly broad geographic scope, as well as greater financial and other resources than we do, while others focus on specific basins only and may have local competitive cost efficiencies as a result. Additionally, there may be new companies that enter the water solutions business or our existing and potential customers may develop their own water solutions businesses. Our ability to maintain current revenue and cash flows, and our ability to expand our operations, could be adversely affected by the activities of our competitors and our customers. If our competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the prices at which they offer their services, we may be unable to effectively compete. If our existing and potential customers develop their own water solutions businesses, we may not be able to effectively replace that revenue. All of these competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

        The oil and gas industry is intensely competitive, and we compete with other companies that have greater resources than us. Many of our larger competitors provide a broader base of services on a regional, national or worldwide basis. These companies may have a greater ability to continue oilfield service activities during periods of low commodity prices, to contract for equipment, to secure trained personnel, to secure contracts and permits and to absorb the burden of present and future federal, state, provincial, local and other laws and regulations (as applicable). Any inability to compete effectively with larger companies could have a material adverse impact on our financial condition and results of operations.

We may be unable to implement price increases or maintain existing prices on our core services.

        We periodically seek to increase the prices on our services to offset rising costs and to generate higher returns for our stockholders. However, we operate in a very competitive industry and as a result, we are not always successful in raising, or maintaining, our existing prices. Additionally, during periods of increased market demand, a significant amount of new service capacity, including new well service rigs, fluid hauling trucks and coiled tubing units, may enter the market, which also puts pressure on the pricing of our services and limits our ability to increase prices.

        Even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset such rising costs. In periods of high demand for oilfield services, a tighter labor market may result in higher labor costs. During such periods, our labor costs could increase at a greater rate than our ability to raise prices for our services. Also, we may not be able to successfully increase prices without adversely affecting our activity levels. The inability to maintain our pricing and to increase our pricing as costs increase could have a material adverse effect on our business, financial position and results of operations.

Our operations involve risks that may increase our operating costs, which could reduce our profitability.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of chemical and other products. These hazards include: chemical spills, pipeline leaks and ruptures, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the manufacturing, processing, handling, transportation and storage of hazardous chemicals. We are also potentially subject to other hazards, including natural disasters and severe weather; explosions and fires; transportation problems, including interruptions, spills and leaks; mechanical failures; unscheduled downtimes; labor difficulties; remediation complications; and other risks. Many potential hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption, products liability and casualty insurance policies which we believe are in accordance with customary industry practices, as well as insurance policies covering other types of risks, including pollution legal liability insurance, but we are not fully insured against all potential hazards and risks incident to our business. Each of these insurance policies is subject to customary exclusions, deductibles and coverage limits, in accordance with industry standards and practices. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, we are subject to various claims and litigation in the ordinary course of business. We are a party to various pending lawsuits and proceedings. For more information, see the documents cited under "Incorporation of Certain Information by Reference."

Our success depends on key members of our management, the loss of any of whom could disrupt our business operations.

        We depend to a large extent on the services of some of our executive officers. The loss of the services of one or more of our key executives could increase our exposure to the other risks described in this "Risk Factors" section. We do not maintain key man insurance on any of our personnel other than John D. Schmitz, our Executive Chairman.

Our industry has experienced a high rate of employee turnover. Any difficulty we experience replacing or adding personnel could have a material adverse effect on our liquidity, results of operations and financial condition.

        We are dependent upon the available labor pool of skilled employees and may not be able to find enough skilled labor to meet our needs, which could have a negative effect on our growth. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. Our services require skilled workers who can perform physically demanding work. As a result of our industry volatility, including the recent and pronounced decline in drilling activity, as well as the demanding nature of the work, many workers have left the oilfield services section to pursue employment in different fields. If we are unable to retain or meet growing demand for skilled technical personnel, our operating results and our ability to execute our growth strategies may be adversely affected.

Delays or restrictions in obtaining permits by us for our operations or by our customers for their operations could impair our business.

        In most states, our operations and the operations of our oil and gas producing customers require permits from one or more governmental agencies in order to perform drilling and completion activities, secure water rights, construct impoundments tanks and operate pipelines or trucking services. In the United States, such permits are typically issued by state agencies, but federal and local governmental permits may also be required. Similarly, in Canada, permits are generally issued by provincial agencies. However, federal permits are required for certain activities, such as where a project occurs on lands under federal jurisdiction. Where projects occur on unoccupied Crown lands, treaty lands or in proximity to Reserves, project proponents may face significant delays due to challenges from First Nations people because First Nations have constitutionally guaranteed rights to hunt, trap and fish. Project proponents must conduct adequate consultation with affected First Nations, and projects may encounter lengthy delays if court challenges are made in regards to inadequate consultation. The requirements for such permits vary depending on the location where such drilling and completion, and pipeline and gathering, activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, the conditions that may be imposed in connection with the granting of the permit and whether the permit may be terminated. In addition, some of our customers' drilling and completion activities may take place on federal land or Native American lands, requiring leases and other approvals from the federal government or Native American tribes to conduct such drilling and completion activities. Under certain circumstances, federal agencies may cancel proposed leases for federal lands and refuse to grant or delay required approvals. Therefore, our customers' operations in certain areas of the United States may be interrupted or suspended for varying lengths of time, causing a loss of revenue to us and adversely affecting our results of operations in support of those customers.

In the future we may face increased obligations relating to the closing of our wastewater disposal facilities and may be required to provide an increased level of financial assurance to guarantee that the appropriate closure activities will occur for a wastewater disposal facility.

        Obtaining a permit to own or operate wastewater disposal facilities generally requires us to establish performance bonds, letters of credit or other forms of financial assurance to address remediation and closure obligations. As we acquire additional wastewater disposal facilities or expand our existing wastewater disposal facilities, these obligations will increase. Additionally, in the future, regulatory agencies may require us to increase the amount of our closure bonds at existing wastewater disposal facilities. Moreover, actual costs could exceed our current expectations, as a result of, among other things, federal, state or local government regulatory action, increased costs charged by service providers that assist in closing wastewater disposal facilities and additional environmental remediation requirements. Increased regulatory requirements regarding our existing or future wastewater disposal facilities, including the requirement to pay increased closure and post-closure costs or to establish increased financial assurance for such activities could substantially increase our operating costs and cause our available cash that we have to distribute to our unitholders to decline.

Constraints in the supply of equipment used in providing services to our customers and replacement parts for such could affect our ability to execute our growth strategies.

        Equipment used in providing services to our customers is normally readily available. Market conditions could trigger constraints in the supply chain of certain equipment or replacement parts for such equipment, which could have a material adverse effect on our business. The majority of our risk associated with supply chain constraints occurs in those situations where we have a relationship with a single supplier for a particular resource.

If we are unable to fully protect our intellectual property rights, we may suffer a loss in our competitive advantage or market share.

        We do not have patents or patent applications relating to many of our proprietary chemicals. If we are not able to maintain the confidentiality of our trade secrets, or if our competitors are able to replicate our technology or services, our competitive advantage would be diminished. We also cannot assure you that any patents we may obtain in the future would provide us with any significant commercial benefit or would allow us to prevent our competitors from employing comparable technologies or processes.

Technology advancements in well service technologies, including those involving recycling of saltwater or the replacement of water in fracturing fluid, could have a material adverse effect on our business, financial condition and results of operations.

        The oilfield services industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. The saltwater disposal industry is subject to the introduction of new waste treatment and disposal techniques and services using new technologies including those involving recycling of saltwater, some of which may be subject to patent protection. As competitors and others use or develop new technologies or technologies comparable to ours in the future, we may lose market share or be placed at a competitive disadvantage. For example, some oil and gas producers are focusing on developing and utilizing non-water fracturing techniques, including those utilizing propane, carbon dioxide or nitrogen instead of water. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of our competitors may have greater financial, technical and personnel resources than we do, which may allow them to gain technological advantages or implement new technologies before we can. Additionally, we may be unable to implement new technologies or products at all, on a timely basis or at an acceptable cost. New technology could also make it easier for our customers to vertically integrate their operations or reduce the amount of waste produced in oil and gas drilling and production activities, thereby reducing or eliminating the need for third-party disposal. Limits on our ability to effectively use or implement new technologies may have a material adverse effect on our business, financial condition and results of operations.

We may be adversely affected by uncertainty in the global financial markets and a worldwide economic downturn.

        Our future results may be impacted by uncertainty caused by a worldwide economic downturn, continued volatility or deterioration in the debt and equity capital markets, inflation, deflation or other adverse economic conditions that may negatively affect us or parties with whom we do business resulting in a reduction in our customers' spending and their non-payment or inability to perform obligations owed to us, such as the failure of customers to honor their commitments or the failure of major suppliers to complete orders. Additionally, credit market conditions may change slowing our collection efforts as customers may experience increased difficulty in obtaining requisite financing, potentially leading to lost revenue and higher than normal accounts receivable. In the event of the financial distress or bankruptcy of a customer, we could lose all or a portion of such outstanding accounts receivable associated with that customer. Further, if a customer was to enter into bankruptcy, it could also result in the cancellation of all or a portion of our service contracts with such customer at significant expense to us.

        The current global economic environment may adversely impact our ability to issue debt. Any economic uncertainty may cause institutional investors to respond to their borrowers by increasing interest rates, enacting tighter lending standards or refusing to refinance existing debt upon its maturity or on terms similar to the expiring debt. However, due to the above listed factors, we cannot be certain that additional funding will be available if needed and, to the extent required, on acceptable terms.

Our operations are subject to inherent risks, some of which are beyond our control. These risks may be self-insured, or may not be fully covered under our insurance policies.

        Our operations are subject to hazards inherent in the oil and gas industry, such as, but not limited to, accidents, blowouts, explosions, craterings, fires, oil spills and releases of drilling, completion or fracturing fluids or wastewater into the environment. These conditions can cause:

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  disruption in operations;

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  substantial repair or remediate costs;

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  personal injury or loss of human life;

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  significant damage to or destruction of property, plant and equipment;

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  environmental pollution, including groundwater contamination;

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  impairment or suspension of operations; and

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  substantial revenue loss.

        The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our liquidity, consolidated results of operations and consolidated financial condition. Any interruption in our services due to pipeline breakdowns or necessary maintenance or repairs could reduce sales revenues and earnings. In addition, claims for loss of oil and gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims.

        We do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. The occurrence of an event not fully insured against or the failure of an insurer to meet its insurance obligations could result in substantial losses. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. Insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive.

The deterioration of the financial condition of our customers could adversely affect our business.

        During times when the gas or crude oil markets weaken, our customers are more likely to experience financial difficulties, including being unable to access debt or equity financing, which could result in a reduction in our customers' spending for our services. In addition, in the course of our business we hold accounts receivable from our customers. In the event of the financial distress or bankruptcy of a customer, we could lose all or a portion of such outstanding accounts receivable associated with that customer. Further, if a customer was to enter into bankruptcy, it could also result in the cancellation of all or a portion of our service contracts with such customer at significant expense or loss of expected revenues to us.

We may be required to take write-downs of the carrying values of our long-lived assets and finite-lived intangible assets.

        We evaluate our long-lived assets, such as property and equipment, and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Recoverability is measured by a comparison of their carrying amount to the estimated undiscounted cash flows to be generated by those assets. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, economics and other factors, we may be required to write down the carrying value of our long-lived and finite-lived intangible assets. For the year ended December 31, 2017, we did not record an impairment on our long-lived assets or an impairment on our finite-lived intangible assets.

We may be required to take a write-down of the carrying value of goodwill.

        We conduct our annual goodwill impairment assessment during the fourth quarter of each year, or more frequently if an event or circumstance indicates that they carrying value of reporting unit may exceed the fair value. When possible impairment is indicated, we value the implied goodwill to compare it with the carrying amount of goodwill. If the carrying amount of goodwill exceeds its implied fair value, an impairment charge is recorded. The fair value of goodwill is based on estimates and assumptions applied by us such as revenue growth rates, operating margins, weighted-average costs of capital, market multiples, and future market conditions and as affected by numerous factors, including the general economic environment and levels of exploration and production activity of oil and gas companies, our financial performance and trends, and our strategies and business plans, among others. As a result of this annual impairment assessment, we may be required to write down the carrying value of goodwill. For the year ended December 31, 2017, we did not record an impairment on goodwill.

Seasonal weather conditions and natural disasters could severely disrupt normal operations and harm our business.

        Our water solutions operations are located primarily in the southern, mid-western and eastern United States. We also have fluids management operations in Western Canada. Certain of these areas are adversely affected by seasonal weather conditions, primarily in the winter and spring. During periods of heavy snow, ice or rain, we may be unable to move our equipment between locations, thereby reducing our ability to provide services and generate revenues. In particular, in Canada, wet weather and the spring thaw may make the ground unstable. Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels. The timing and length of the road bans depend on weather conditions leading to the spring thaw and during the thawing period. Additionally, certain oil and gas producing areas are located in areas that are inaccessible other than during the winter months, because the ground surrounding the drilling sites in these areas consists of swampy terrain known as muskeg. Rigs and other necessary equipment cannot cross this terrain to reach the drilling site until the muskeg freezes. Additionally, extended drought conditions in our operating regions could impact our ability to source sufficient water for our customers or increase the cost for such water. As a result, a natural disaster or inclement weather conditions could severely disrupt the normal operation of our business and adversely impact our financial condition and results of operations.

We are subject to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

        The oil and gas industry has become increasingly dependent on digital technologies to conduct certain processing activities. For example, we depend on digital technologies to perform many of our services and to process and record financial and operating data. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Our technologies, systems and networks, and those of our vendors, suppliers and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. Our systems and insurance coverage for protecting against cyber security risks may not be sufficient. As cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Our insurance coverage for cyberattacks may not be sufficient to cover all the losses we may experience as a result of such cyberattacks.

A terrorist attack or armed conflict could harm our business.

        The occurrence or threat of terrorist attacks in the United States, Canada or other countries, anti-terrorist efforts and other armed conflicts involving the United States, Canada or other countries, including continued hostilities in the Middle East, may adversely affect the United States, Canada and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil and gas related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our customers' operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

        We have entered into a significant number of transactions with related parties. The details of certain of these transactions are set forth in the section "Certain Relationships and Related Party Transactions." Related party transactions create the possibility of conflicts of interest with regard to our management. Such a conflict could cause an individual in our management to seek to advance his or her economic interests above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. Our board of directors regularly reviews these transactions. Notwithstanding this, it is possible that a conflict of interest could have a material adverse effect on our liquidity, results of operations and financial condition.

The adoption of more stringent trucking legislation or regulations may increase our costs and could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

        In connection with the services we provide in the United States and Canada, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation (the "U.S. DOT") and analogous U.S. state agencies, and by Transport Canada and analogous provincial agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible legislative and regulatory changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations and changes in the regulations that govern the amount of time a driver may drive in any specific period, onboard black box recorder devices or limits on vehicle weight and size.

        In the United States, interstate motor carrier operations are subject to safety requirements developed and implemented by the U.S. DOT. Intrastate motor carrier operations often are subject to state safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state laws and regulations. In Canada, as the Canadian government continues to develop and propose regulations relating to fuel quality, engine efficiency and GHG emissions, we may experience an increase in costs related to truck purchases and maintenance, impairment of equipment productivity, a decrease in the residual value of vehicles, unpredictable fluctuations in fuel prices and an increase in operating expenses. Increased truck traffic may contribute to deteriorating road conditions in some areas where our operations are performed. Our operations, including routing and weight restrictions, could be affected by road construction, road repairs, detours and state and local regulations and ordinances restricting access to certain roads. In addition, proposals to increase taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. Also, local regulation of permitted routes and times on specific roadways could adversely affect our operations. We cannot predict whether, or in what form, any legislative or regulatory changes or municipal ordinances applicable to our logistics operations will be enacted and to what extent any such legislation or regulations could increase our costs or otherwise adversely affect our business or operations.

        From time to time, various legislative proposals are introduced, including proposals to increase federal, state or local taxes, including taxes on motor fuels, which may increase our costs or adversely affect the recruitment of drivers. Management cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted. We may be required to increase operating expenses or capital expenditures in order to comply with any new laws, regulations or other restrictions.

Disruptions in the transportation services of trucking companies transporting wastewater and other oilfield products could have a material adverse effect on our results.

        We use trucks to transport some produced water to our wastewater disposal facilities, as well as to transport sand in the Rockies and Bakken areas. In recent years, certain states, such as North Dakota and Texas, and state counties have increased enforcement of weight limits on trucks used to transport raw materials on their public roads. It is possible that the states, counties and cities in which we operate our business may modify their laws to further reduce truck weight limits or impose curfews or other restrictions on the use of roadways. Such legislation and enforcement efforts could result in delays in, and increased costs to, transport produced water to our wastewater disposal facilities or to transport sand, which may either increase our operating costs or reduce the amount of produced water transported to our facilities or sand hauled for our customers. Such developments could decrease our operating margins or amounts of produced water or sand and thereby have a material adverse effect on our results of operations and financial condition.

A significant increase in fuel prices may adversely affect our transportation costs, which could have a material adverse effect on our results of operations and financial condition.

        Fuel is one of our significant operating expenses, and a significant increase in fuel prices could result in increased transportation costs. The price and supply of fuel is unpredictable and fluctuates based on events such as geopolitical developments, supply and demand for oil and gas, actions by oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and weather concerns. A significant increase in fuel prices could increase the price of, and therefore reduce demand for, our services, which could affect our results of operations and financial condition.

Our Canadian operations subject us to currency translation risk, which could cause our results of operations and financial condition to fluctuate significantly from period to period.

        A portion of our revenue is derived from our Canadian activities and operations. As a result, we translate the results of our operations and financial condition of our Canadian operations into U.S. dollars. Therefore, our reported results of operations and financial condition are subject to changes in the exchange rate between the two currencies. Fluctuations in foreign currency exchange rates could affect our revenue, expenses and operating margins. As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Currently, we do not hedge our exposure to changes in foreign exchange rates.

Risks Related to our Class A Common Stock

We do not expect to pay any dividends to the holders of the Class A common stock in the foreseeable future and the availability and timing of future dividends, if any, is uncertain.

        We currently intend to retain future earnings, if any, to finance the expansion of our business, including the repayment of our debt, and do not expect to declare or pay any dividends on our Class A common stock in the foreseeable future. Our Credit Agreement places certain restrictions on the ability of us and our subsidiaries to pay dividends. Consequently, your only opportunity to achieve a return on your investment in us will be if you sell your Class A common stock at a price greater than you paid for it. There is no guarantee that the price of our Class A common stock that will prevail in the market will ever exceed the price that you pay. We may amend our Credit Agreement or enter into new debt arrangements that also prohibit or restrict our ability to pay dividends on our Class A common stock.

        Subject to such restrictions, our board of directors will determine the amount and timing of stockholder dividends, if any, that we may pay in future periods. In making this determination, our directors will consider all relevant factors, including the amount of cash available for dividends, capital expenditures, covenants, prohibitions or limitations with respect to dividends, applicable law, general operational requirements and other variables. We cannot predict the amount or timing of any future dividends you may receive, and if we do commence the payment of dividends, we may be unable to pay, maintain or increase dividends over time. Therefore, you may not be able to realize any return on your investment in our Class A common stock for an extended period of time, if at all. Please read the documents cited under "Incorporation of Certain Information by Reference" for further detail.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A common stock.

        Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and therefore are not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Sections 302 and 404 of Sarbanes-Oxley. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our Class A common stock.

Since we are an "emerging growth company," we are not required to comply with certain disclosure requirements that are applicable to other public companies and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act and we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies, including, but not limited to, longer phase-in periods for the adoption of new or revised financial accounting standards, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act, until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

        We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our Class A common stock price may be more volatile. Under the JOBS Act, "emerging growth companies" can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

        We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year or more than $700 million in market value of our common stock held by non-affiliates as of any June 30 or if we issue more than $1.0 billion of non-convertible debt over a rolling three-year period.

Future sales of our equity securities, or the perception that such sales may occur, may depress our share price, and any additional capital raised through the sale of equity or convertible securities may dilute your ownership in us.

        Subject to certain limitations and exceptions, SES Legacy Holdings, LLC ("Legacy Owner Holdco") and its permitted transferees may exchange their SES Holdings LLC Units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions) and then sell those shares of Class A common stock. Additionally, we may in the future issue our previously authorized and unissued securities. We are authorized to issue 350 million shares of Class A common stock, 40 million shares of Class A-2 common stock, 150 million shares of Class B common stock and 50 million shares of preferred stock with such designations, preferences and rights as determined by our board of directors. The potential issuance of such additional shares of equity securities will result in the dilution of the ownership interests of the holders of our Class A common stock and may create downward pressure on the trading price, if any, of our Class A common stock.

        In addition, the Registration Rights Holders (as defined below), who collectively own approximately 60.5 million shares of our common stock, are party to a registration rights agreement which provides, among other things, for parties to that agreement to demand registration of all or a portion of their shares and to initiate or participate in certain underwritten offerings. Parties to such registration rights agreement may exercise their rights under such agreement in their sole discretion, and sales pursuant to such rights may be material in amount and occur at any time. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement for the Benefit of Registration Rights Holders." The registration rights of the Registration Rights Holders and the sales of substantial amounts of our Class A common stock, or the perception that these sales may occur, could cause the market price of our Class A common stock to decline and impair our ability to raise capital. We also may grant additional registration rights in connection with any future issuance of our capital stock.

        We cannot predict the size of future issuances of our Class A common stock or securities convertible into Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock will have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A common stock.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Class A common stock or if our operating results do not meet their expectations, the share price for our Class A common stock could decline.

        The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our Class A common stock to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A common stock or if our operating results do not meet their expectations, the share price of our Class A common stock could decline.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.

        Provisions contained in our Third Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which we refer to as our "amended and restated certificate of incorporation" and "amended and restated bylaws," respectively, could make it more difficult for a third party to acquire us. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our capital stock. These rights may have the effect of delaying or deterring a change of control of our company. Additionally, our amended and restated bylaws establish limitations on the removal of directors and on the ability of our stockholders to call special meetings and include advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings. See "Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law." These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Class A common stock.

        In addition, certain change of control events have the effect of accelerating the payment due under our Tax Receivable Agreements (as defined herein), which could be substantial and accordingly serve as a disincentive to a potential acquirer of our company. See "—Risks Related to Our Organizational Structure—In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreements."

Legacy Owner Holdco controls a significant percentage of our voting power.

        Legacy Owner Holdco beneficially owns 89.2% of our Class B common stock, and the Class B common stock represents approximately 33.8% of our outstanding voting capital stock. In addition, certain of our directors are currently employed by Crestview Advisors, L.L.C. ("Crestview Partners"), our private equity sponsor and, through Crestview Partners II GP, L.P. ("Crestview GP"), the manager of funds that hold the largest equity interest in Legacy Owner Holdco. Other funds controlled by Crestview GP also have an interest in our currently outstanding shares of our Class A common stock, representing an additional 3.6% of our outstanding voting capital. Collectively, these holders control approximately 37.4% of our voting shares. Holders of Class A common stock, Class A-2 common stock and Class B common stock generally will vote together as a single class on all matters presented to our stockholders for their vote or approval. Consequently, Legacy Owner Holdco will be able to strongly influence all matters that require approval by our stockholders, including the election and removal of directors, changes to our organizational documents and approval of acquisition offers and other significant corporate transactions, regardless of whether other stockholders believe that a transaction is in their own best interests. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities, which could adversely affect our business or prospects.

        Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, we renounce any interest or expectancy in any business opportunity that involves any aspect of the energy business or industry and that may be from time to time presented to any member of (i) Legacy Owner Holdco; Crestview Partners II SES Investment, LLC ("Crestview Holdings A"); any funds, limited partnerships or other investment entities or vehicles managed by Crestview Partners or controlled by Crestview GP; B-29 Investments, LP; Sunray Capital, LP; Proactive Investments, LP and their respective affiliates, other than us (collectively, the "SES Group"); (ii) SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. and their respective affiliates, other than us (collectively, the "SCF Group"); (iii) the other entities (existing and future) that participate in the energy industry and in which the SES Group and SCF Group own substantial equity interests (the "Portfolio Companies") or (iv) any director or officer of the corporation who is also an employee, partner, member, manager, officer or director of any member of the SES Group, the SCF Group or the Portfolio Companies, including our Executive Chairman, John D. Schmitz, our director, David C. Baldwin, and our Executive Vice President, Business Strategy, Cody Ortowski, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. Mr. Schmitz controls both B-29 Investments, LP and Sunray Capital, LP and is a direct and indirect beneficiary of these provisions in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation further provides that no such person or party shall be liable to us by reason of the fact that such person pursues any such business opportunity, or fails to offer any such business opportunity to us.

        As a result, any member of the SES Group, SCF Group or the Portfolio Companies or any director or officer of the corporation who is also an employee, partner, member, manager, officer or director of any member of the SES Group, SCF Group or the Portfolio Companies may become aware, from time to time, of certain business opportunities, such as acquisition opportunities, and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with us for these opportunities. As a result, by renouncing our interest and expectancy in any business opportunity that may be from time to time presented to any member of the SES Group, SCF Group or the Portfolio Companies or any director or officer of the corporation who is also an employee, partner, member, manager, officer or director of any member of the SES Group, SCF Group or the Portfolio Companies, our business or prospects could be adversely affected if attractive business opportunities are procured by such parties for their own benefit rather than for ours. See "Certain Relationships and Related Party Transactions."

A significant reduction by Crestview GP or the SCF Group of either of their respective ownership interests in us could adversely affect us.

        We believe that Crestview GP's and the SCF Group's beneficial ownership interests in us provides each with an economic incentive to assist us to be successful. Neither Crestview GP nor the SCF Group is subject to any obligation to maintain its ownership interest in us and either may elect at any time to sell all or a substantial portion of or otherwise reduce its ownership interest in us. If either Crestview GP or the SCF Group sells all or a substantial portion of its ownership interest in us, it may have less incentive to assist in our success and its affiliate(s) that are expected to serve as members of our board of directors may resign. Such actions could adversely affect our ability to successfully implement our business strategies which could adversely affect our cash flows or results of operations.

We may issue preferred stock whose terms could adversely affect the voting power or value of our Class A common stock.

        Our amended and restated certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Class A common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Class A common stock.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

        Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any director or officer or other employee or agent of ours arising pursuant to any provision of the Delaware General Corporation Law (the "DGCL"), our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim against us or any director or officer or other employee or agent of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our amended and restated certificate of incorporation described in the preceding sentence. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Risks Related to Our Organizational Structure

We are a holding company. Our sole material asset is our equity interest in SES Holdings, and accordingly, we are dependent upon distributions and payments from SES Holdings to pay taxes, make payments under the Tax Receivable Agreements and cover our corporate and other overhead expenses.

        We are a holding company and have no material assets other than our equity interest in SES Holdings. We have no independent means of generating revenue. To the extent SES Holdings has available cash, we intend to cause SES Holdings to make (i) generally pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to pay our taxes and to make payments under the Tax Receivable Agreements that we entered into in connection with our restructuring at the Select 144A Offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions and (ii) non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. We will be limited, however, in our ability to cause SES Holdings and its subsidiaries to make these and other distributions or payments to us due to certain limitations, including the restrictions under our Credit Agreement and the cash requirements and financial condition of SES Holdings. To the extent that we need funds and SES Holdings or its subsidiaries are restricted from making such distributions or payments under applicable law or regulations or under the terms of their financing arrangements or are otherwise unable to provide such funds, our liquidity and financial condition could be adversely affected.

We will be required to make payments under the Tax Receivable Agreements for certain tax benefits we may claim, and the amounts of such payments could be significant.

        In connection with our restructuring at the Select 144A Offering, we entered into two Tax Receivable Agreements (the "Tax Receivable Agreements") with certain affiliates of the then-holders of SES Holdings LLC Units (the "TRA Holders") which generally provide for the payment by us to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) or are deemed to realize in certain circumstances as a result of certain tax basis increases, net operating losses available to us as a result of certain reorganization transactions entered into in connection with the Select 144A Offering, and certain tax benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of these cash savings.

        The term of each Tax Receivable Agreement commenced upon the completion of the Select 144A Offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreements (or the Tax Receivable Agreements are terminated due to other circumstances, including our breach of a material obligation thereunder or certain mergers or other changes of control) and we make the termination payment specified in the Tax Receivable Agreements. In addition, payments we make under the Tax Receivable Agreements will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return. In the event that the Tax Receivable Agreements are not terminated and we have sufficient taxable income to utilize all of the tax benefits subject to the Tax Receivable Agreements, the payments due under the Tax Receivable Agreement entered into with Legacy Owner Holdco and Crestview GP are expected to commence in late 2018 and to continue for 20 years after the date of the last exchange of SES Holdings LLC Units, and the payments due under the Tax Receivable Agreement entered into with an affiliate of the Contributing Legacy Owners are expected to commence in late 2019 and to continue for 25 taxable years following the Select 144A Offering.

        The payment obligations under the Tax Receivable Agreements are our obligations and not obligations of SES Holdings, and we expect that the payments we will be required to make under the Tax Receivable Agreements will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreements is by its nature imprecise. For purposes of the Tax Receivable Agreements, cash savings in tax generally will be calculated by comparing our actual tax liability (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreements. The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreements are dependent upon future events and significant assumptions, including the timing of the exchanges of SES Holdings LLC Units, the market price of our Class A common stock at the time of each exchange (since such market price will determine the amount of tax basis increases resulting from the exchange), the extent to which such exchanges are taxable transactions, the amount of the exchanging unitholder's tax basis in its SES Holdings LLC Units at the time of the relevant exchange, the depreciation and amortization periods that apply to the increase in tax basis, the amount of net operating losses available to us as a result of reorganization transactions entered into in connection with the Select 144A Offering, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable, and the portion of our payments under the Tax Receivable Agreements that constitute imputed interest or give rise to depreciable or amortizable tax basis.

        Certain of the TRA Holders' rights under the Tax Receivable Agreements are transferable in connection with a permitted transfer of SES Holdings LLC Units or if the TRA Holder no longer holds SES Holdings LLC Units. The payments under the Tax Receivable Agreements are not conditioned upon the continued ownership interest in either SES Holdings or us of any holder of rights under the Tax Receivable Agreements. Please read "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreements.

        If we elect to terminate the Tax Receivable Agreements early or they are terminated early due to our failure to honor a material obligation thereunder or due to certain mergers, asset sales, other forms of business combinations or other changes of control, our obligations under the Tax Receivable Agreements would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreements (determined by applying a discount rate of the lesser of 6.50% per annum, compounded annually, or one-year London Interbank Offered Rate ("LIBOR") plus 100 basis points); and such payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreements, including (i) the assumption that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreements, (ii) the assumption that any SES Holdings LLC Units (other than those held by us) outstanding on the termination date are exchanged on the termination date and (iii) certain loss or credit carryovers will be utilized in the taxable year that includes the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates.

        As a result of either an early termination or a "change of control" (as defined in the Tax Receivable Agreements, as amended), we could be required to make payments under the Tax Receivable Agreements that exceed our actual cash tax savings under the Tax Receivable Agreements. In these situations, our obligations under the Tax Receivable Agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales or other forms of business combinations or changes of control. For example, if the Tax Receivable Agreements were terminated on December 31, 2017, the estimated termination payments would have been approximately $98.9 million (calculated using a discount rate equal to the lesser of 6.50% per annum, compounded annually, or one-year LIBOR plus 100 basis points, applied against an undiscounted liability of $130.6 million, based upon the last reported closing sale price of our Class A common stock on December 31, 2017) in the aggregate. The foregoing number is merely an estimate and the actual payment could differ materially. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreements.

        Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we will determine. The TRA Holders will not reimburse us for any payments previously made under the Tax Receivable Agreements if any tax benefits that have given rise to payments under the Tax Receivable Agreements are subsequently disallowed, except that excess payments made to the TRA Holders will be netted against payments that would otherwise be made to the TRA Holders, if any, after our determination of such excess. As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.

        Please read "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

If SES Holdings were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and SES Holdings might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreements even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

        We intend to operate such that SES Holdings does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A "publicly traded partnership" is a partnership, the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges of SES Holdings LLC Units pursuant to an Exchange Right or our Call Right (each as defined below) or other transfers of SES Holdings LLC Units could cause SES Holdings to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that exchanges or other transfers of SES Holdings LLC Units qualify for one or more such safe harbors. For example, we intend to limit the number of unitholders of SES Holdings and Legacy Owner Holdco, and the Eighth Amended and Restated Limited Liability Company Agreement of SES Holdings (the "SES Holdings LLC Agreement"), provides for limitations on the ability of unitholders of SES Holdings to transfer their SES Holdings LLC Units and will provide us, as managing member of SES Holdings, with the right to impose restrictions (in addition to those already in place) on the ability of unitholders of SES Holdings to exchange their SES Holdings LLC Units pursuant to an Exchange Right to the extent we believe it is necessary to ensure that SES Holdings will continue to be treated as a partnership for U.S. federal income tax purposes.

        If SES Holdings were to become a publicly traded partnership, significant tax inefficiencies might result for us and for SES Holdings. In addition, we may not be able to realize tax benefits covered under the Tax Receivable Agreements, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreements, even if the corresponding tax benefits (including any claimed increase in the tax basis of SES Holdings' assets) were subsequently determined to have been unavailable.

Legacy Owner Holdco and the Legacy Owners may have interests that conflict with holders of shares of our Class A common stock.

        Legacy Owner Holdco owns approximately 33.9% of the outstanding SES Holdings LLC Units. Because it holds a portion of its ownership interest in our business in the form of direct ownership interests in SES Holdings rather than through us, Legacy Owner Holdco may have conflicting interests with holders of shares of Class A common stock. For example, Legacy Owner Holdco may have different tax positions from us, and decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may affect the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreements. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

Our ability to use Rockwater's net operating loss carryforwards may be limited.

        As of December 31, 2017, Rockwater had approximately $105.9 million of U.S. federal net operating loss carryforwards ("NOLs"), which will begin to expire in 2035, approximately $77.4 million of state NOLs which will begin to expire in 2020, and approximately $14.5 million of foreign NOLs, which will begin to expire in 2035. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. In addition, Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an "ownership change" (as determined under Section 382 of the Code). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of the relevant corporation's stock change their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change has occurred, or were to occur, utilization of the NOLs would be subject to an annual limitation under Section 382 of the Code, determined by multiplying the value of the relevant corporation's stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in Section 382 of the Code, and potentially increased for certain gains recognized within five years after the ownership change if we have a net built-in gain in our assets at the time of the ownership change. Any unused annual limitation may be carried over to later years until they expire. Rockwater experienced an ownership change in connection with the Rockwater Merger. As a result, some or all of our U.S. federal, state or foreign NOLs could expire before they can be used. In addition, future ownership changes or changes to the U.S. tax laws could limit our ability to utilize our NOLs. To the extent we are not able to offset our future income with our NOLs, this would adversely affect our operating results and cash flows if we attain profitability.

Future regulations relating to and interpretations of recently enacted U.S. federal income tax legislation may vary from our current interpretation of such legislation.

        The U.S. federal income tax legislation recently enacted in Public Law No. 115-97, commonly referred to as the Tax Cuts and Jobs Act, is highly complex and subject to interpretation. The presentation of our financial condition and results of operations is based upon our current interpretation of the provisions contained in the Tax Cuts and Jobs Act. In the future, the Treasury Department and the Internal Revenue Service ("IRS") are expected to release regulations relating to and interpretive guidance of the legislation contained in the Tax Cuts and Jobs Act. Any significant variance of our current interpretation of such legislation from any future regulations or interpretive guidance could result in a change to the presentation of our financial condition and results of operations and could negatively affect our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical fact, included in this prospectus and the documents incorporated by reference herein regarding our strategy, future operations, financial position, risks, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "project," "preliminary," "forecast" and similar expressions or variations are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this prospectus and the documents incorporated by reference herein. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

  •
  the ultimate timing, outcome and results of integrating our operations with the operations of Rockwater;

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  the effects of our business combination with Rockwater, including the combined company's future financial condition, results of operations, strategy and plans;

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  potential adverse reactions or changes to business relationships resulting from the completion of the Rockwater Merger;

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  expected benefits from the Rockwater Merger and the ability of the combined company to realize those benefits;

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  the results of any merger-related litigation, settlements and investigations;

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  the level of capital spending by U.S. and Canadian oil and gas companies;

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  trends and volatility in oil and gas prices;

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  demand for our services;

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  regional impacts to our business, including our key infrastructure assets within the Bakken;

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  our level of indebtedness and our ability to comply with covenants contained in our Credit Agreement or future debt instruments;

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  our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms;

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  our safety performance;

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  the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater and various environmental matters;

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  our ability to retain key management and employees;

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  the impacts of competition on our operations;

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  our ability to hire and retain skilled labor;

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  delays or restrictions in obtaining permits by us or our customers;

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  constraints in supply or availability of equipment used in our business;

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  the impacts of advancements in drilling and well service technologies;

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  changes in global political or economic conditions, generally, and in the markets we serve;

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  accidents, weather, seasonality or other events affecting our business; and

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  the other risks identified in this prospectus and the documents incorporated by reference herein including, without limitation, those under the headings "Risk Factors" and "Certain Relationships and Related Party Transactions."

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders. We will pay all expenses related to this offering, other than underwriting discounts and commissions related to the shares sold by the selling stockholders.

MANAGEMENT

Board of Directors and Executive Officers

        Set forth below are the name, age, position and description of the business experience of our executive officers and directors as of March 29, 2018.

Name	Age	Position
John D. Schmitz	57	Executive Chairman
Holli C. Ladhani	47	President, Chief Executive Officer and Director
Gary M. Gillette	58	Chief Financial Officer and Senior Vice President
Eric Mattson	66	Executive Vice President, Finance
Cody Ortowski	41	Executive Vice President, Business Strategy
David Nightingale	60	Executive Vice President, Wellsite Services
Paul Pistono	49	Executive Vice President, Oilfield Chemicals
Michael Skarke	36	Executive Vice President, Water Solutions
Adam R. Law	35	Senior Vice President, General Counsel and Corporate Secretary
David W. Stuart	56	Senior Vice President, Water Networks
Robert V. Delaney	60	Director
Adam J. Klein	40	Director
David C. Baldwin	55	Director
Douglas J. Wall	65	Director
Richard A. Burnett	44	Director
Keith O. Rattie	64	Director
David A. Trice	69	Director

        John D. Schmitz—Executive Chairman.    Mr. Schmitz has served as our Executive Chairman since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Schmitz served as our Chief Executive Officer and Chairman since November 2016 and served as the Chief Executive Officer and Chairman of SES Holdings since we were originally founded as Peak Oilfield Services, LLC and began operations in 2007. After Mr. Schmitz founded our predecessor, he led the transformation of our assets and operations through a series of strategic acquisitions designed to enhance the Company's total water solutions offerings. Prior to founding us and our predecessors, Mr. Schmitz served as the North Texas Division Manager for Complete Production Services, Inc. ("Complete" (formerly NYSE: CPX) before its sale to Superior Energy Services, Inc. (NYSE: SPN) in February 2012). Mr. Schmitz's involvement with Complete originated when his initial oilfield services holding company, BSI Holdings, Inc., was recapitalized by SCF Partners, L.P. ("SCF Partners") in 2003 and was rebranded underneath the Complete Energy Services, Inc. umbrella. Mr. Schmitz founded Brammer Supply, Inc., the predecessor to BSI Holdings, Inc., in 1983 and spent the 20 years thereafter growing the Company, both organically and through acquisitions, into an integrated wellsite service provider with over 16 locations in North and East Texas, Oklahoma and Louisiana. Mr. Schmitz was also responsible for the founding and subsequent recapitalization of Allied Production Solutions, LP, a production surface tank equipment manufacturer, which ultimately merged into Forum Energy Technologies, Inc. ("Forum" (NYSE: FET)) in August 2010. Mr. Schmitz is the founder and Chairman of Silver Creek Oil & Gas, an E&P company.

        Mr. Schmitz is the founder and President of: (i) B-29 Family Holdings, LLC, the family office representing the business interests of John and Steve Schmitz, (ii) B-29 Investments, LP, the private equity arm of Mr. Schmitz's family office, and (iii) Sunray Capital, LP, a subsidiary of B-29 Investments, LP that contains privately-held interests in various oil and gas investments. Through Mr. Schmitz's oversight of these investment holding companies, he has been instrumental in the successful closing of numerous upstream and midstream transactions including the sales of property packages across the Barnett, Eagle Ford, and Fayetteville basins to EOG Resources, Chesapeake

Energy, and XTO Energy, respectively, and the sale of Cimmaron Gathering, LP, a natural gas pipeline company, to Copano Energy, LLC (formerly NASDAQ: CPNO). Mr. Schmitz has served on the Board of Forum since September 2010 and serves on the board of multiple private oil and gas companies.

        As our founder, Mr. Schmitz is a main driving force behind our success to date. Mr. Schmitz has successfully grown our company through his vision, leadership skills and business judgment, and for this reason we believe Mr. Schmitz is a valuable asset to our board and is the appropriate person to serve as our Executive Chairman.

        Holli C. Ladhani—President, Chief Executive Officer and Director.    Ms. Ladhani has served as our President, Chief Executive Officer and as a member of our board of directors since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Ms. Ladhani served as the President and Chief Executive Officer of Rockwater and as a member of the Rockwater board of directors since May 6, 2015. She was appointed Chairman of the Rockwater board of directors in January 2017. Ms. Ladhani held various positions at Rockwater since its formation in 2011 including Executive Vice President—Chemical Technologies and Chief Financial Officer. Prior to joining Rockwater, Ms. Ladhani served as Executive Vice President and Chief Financial Officer of Dynegy Inc., a position she held since November 2005. She previously held various finance positions with Dynegy, including Senior Vice President, Treasurer and Controller from 2000 to 2005. Prior thereto, Ms. Ladhani was employed by PricewaterhouseCoopers, LLP from 1992 to 2000 and held positions with varied levels of responsibility up to Senior Manager in the audit practice, where she focused on the energy sector, including exploration and production, chemicals and refining. A certified public accountant, she received her B.B.A. in Accounting from Baylor University and her M.B.A. (Jones Scholar) from Rice University. Ms. Ladhani serves on the boards of Atlantic Power Corporation, a North American independent power producer, and Noble Energy Inc., an independent oil and natural gas E&P company, and previously served on the board of Rosetta Resources Inc.

        Ms. Ladhani successfully grew Rockwater through her vision, leadership skills and business judgment, and for this reason we believe Ms. Ladhani is a valuable asset to our board and is the appropriate person to serve as President and Chief Executive Officer and as a member of our board of directors.

        Gary M. Gillette—Chief Financial Officer and Senior Vice President.    Mr. Gillette has served as our Chief Financial Officer and Senior Vice President since we were incorporated in November 2016. Prior to that, he served in the same capacity for SES Holdings since January 2016 and as Chief Financial Officer of SES Holdings since June 2015. Prior to joining our company, Mr. Gillette spent eight years with Allied Oil and Gas Services, LLC, as the Chief Financial Officer where he was critical in helping the Company quadruple in size—from a single shale play to one spanning seven North American regions. Mr. Gillette began his career with Ernst & Young where he served a number of energy-related and manufacturing clients for nine years, before going on to serve in Finance and Operations roles with Thomson Tax & Accounting (a unit of Thomson-Reuters).

        Mr. Gillette is a Certified Public Accountant and Chartered Global Management Accountant, and received a B.S. in Business Administration from Concord University and an M.B.A. from New York Institute of Technology.

        Eric Mattson—Executive Vice President, Finance.    Mr. Mattson has served as our Executive Vice President, Finance since we were incorporated in November 2016. Prior to that, he served as Executive Vice President, Finance of SES Holdings since January 2016 and Executive Vice President and Chief Financial Officer from November 2008 through January 2016. Mr. Mattson was an early investor in our company prior to joining our management team.

        From 1999 to 2007, Mr. Mattson served as the Senior Vice President & Chief Financial Officer of two technology companies, NetRail, Inc., a Tier One IP provider and VeriCenter, Inc., an IT managed services provider. Both companies were venture capital backed start-up companies and were successfully sold to Cogent Communications Group, Inc. and SunGard, Inc., respectively. From 1993 through 1999, Mr. Mattson served as Senior Vice President & Chief Financial Officer of Baker Hughes, Inc., an oil service company. Mr. Mattson joined Baker International, Inc. in 1980, and served in a number of capacities, including Treasurer prior to the merger of Baker International, Inc. and Hughes Tool Company in 1987, at which time he became Vice President and Treasurer of Baker Hughes, Inc., a position he held until 1993. Mr. Mattson has served as a director of National Oilwell Varco, Inc. and Rex Energy Corporation since 1995 and 2010, respectively. Mr. Mattson received a B.S. in Economics and an M.B.A. from The Pennsylvania State University.

        Cody Ortowski—Executive Vice President, Business Strategy.    Mr. Ortowski has served as Executive Vice President, Business Strategy since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Ortowski served as our President since we were incorporated in November 2016 and as President of SES Holdings since September 2014. He joined SES Holdings' predecessor in 2007, serving as the Vice President of Operations and was promoted to Executive Vice President and Chief Operating Officer in 2011. He joined our company in connection with our acquisition of Impact Energy Services, LLC ("Impact"), a water transfer company he cofounded in 2004. Prior to founding Impact, Mr. Ortowski worked for 14 years for Pumpco Energy Services, Inc. ("Pumpco"), a stimulation and cementing company headquartered in Gainesville, Texas, where he served as Vice President of Stimulation Services. While serving as Vice President of Stimulation Services, Mr. Ortowski was instrumental in growing Pumpco's operations throughout the Barnett Shale of North Texas and expanding into other U.S. markets. Mr. Ortowski received a B.B.A. in Financial Management from Abilene Christian University.

        David Nightingale—Executive Vice President, Wellsite Services.    Mr. Nightingale has served as our Executive Vice President, Wellsite Services since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Nightingale served as the Executive Vice President and Chief Operating Officer for Rockwater since June 2015. Mr. Nightingale also served as Senior Vice President, Fluids Management and Executive Vice President, Water Management since he joined Rockwater in April 2012. Prior to joining Rockwater, he served as the President of I.E. Miller, a former subsidiary of Complete Production Services, in Houston, Texas. Mr. Nightingale worked at Complete Production Services for seven years in a variety of leadership roles, including running their rig and heavy equipment moving division and one of their well servicing companies in the Rockies. Prior to that, he spent over 25 years in a number of engineering and operating management roles at several energy and midstream companies. Mr. Nightingale obtained his B.S. in Civil Engineering from Bradley University in Peoria, Illinois, and his M.B.A. from the University of Houston.

        Paul Pistono—Executive Vice President, Oilfield Chemicals.    Mr. Pistono has served as our Executive Vice President, Oilfield Chemicals since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Pistono served as the Senior Vice President, Sales & Marketing for Rockwater since September 2012. Prior to joining Rockwater, he spent more than ten years at Waste Management, Inc. ("Waste Management"), where he served in a variety of sales, marketing and pricing roles of increasing responsibility, including as Vice President, Public Sector Solutions and Vice President, Sales & Marketing of Waste Management's Western Group. Mr. Pistono has led the sales, marketing, and pricing strategy for business segments generating over $3.5 billion in annual revenue and led sales teams of over 250 people. Prior to joining Waste Management, he held sales and marketing roles with other companies in the waste and environmental services industry. Mr. Pistono obtained his B.S. in Marketing from the University of Wyoming.

        Michael Skarke—Executive Vice President, Water Solutions.    Mr. Skarke has served as our Executive Vice President, Water Solutions since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Skarke served in various positions for the Company since June 2009, including

Vice President of Water Solutions from 2013 to 2017 and Treasurer from 2012 to 2013. Prior to joining the Company, Mr. Skarke was an Assistant Vice President for Amegy Bank from June 2005 to June 2009, where he focused on debt financing solutions for public and private oilfield service companies. Mr. Skarke received a B.S. in Finance from the University of Texas at Austin.

        Adam R. Law—Senior Vice President, General Counsel and Corporate Secretary.    Mr. Law has served as our Senior Vice President, General Counsel and Corporate Secretary since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Law served as our Vice President, General Counsel and Corporate Secretary since February 2017. Prior to joining the Company, Mr. Law worked as an Associate at Vinson & Elkins L.L.P. from July 2011 to February 2017. From September 2008 to June 2011, Mr. Law worked as an Associate at Baker & Hostetler LLP. While at both Vinson & Elkins and Baker & Hostetler, Mr. Law's practice focused on mergers and acquisitions, capital markets transactions and corporate governance, primarily focused on the oil and gas industry. Mr. Law received both a B.B.A. in Finance and a J.D. from the University of Texas at Austin.

        David W. Stuart—Senior Vice President, Water Networks.    Mr. Stuart has served as our Senior Vice President, Water Networks since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Stuart served as Senior Vice President, Corporate Development and Strategy for Rockwater since March 2017. Mr. Stuart held various positions at Rockwater since joining in 2012, including Vice President, Fluids Conditioning and Vice President, Operations. Prior to joining Rockwater, Mr. Stuart served as Vice President and General Manager of Mpact Downhole Motors, a company he co-founded in 2008. Prior to that, he spent over 23 years in various management and leadership roles for several major upstream oil and gas service companies. Mr. Stuart obtained his B.S. in Petroleum Engineering from The University of Alabama and his M.B.A. from Texas A&M University.

        Robert V. Delaney—Director.    Mr. Delaney became a member of our board of directors in November 2016 and serves as the chairman of our compensation committee. Prior to our incorporation, Mr. Delaney served on the board of SES Holdings since May 2010. Mr. Delaney is a partner at Crestview Partners and serves as the head of its energy strategy. Prior to joining Crestview Partners in 2007, Mr. Delaney was a partner at Goldman Sachs & Co., where he served in a variety of leadership positions including head of the corporate private equity business in Asia, head of the Leveraged Finance Group and co-head of the Structured Finance Group, which provided project financing for the energy, power and infrastructure sectors. Mr. Delaney received an M.B.A. from Harvard Business School. He received an M.S. in accounting from NYU Stern School of Business, and an A.B. from Hamilton College.

        Mr. Delaney's extensive transactional and investment banking experience, his experience as a private equity investor and his experience with our business enable Mr. Delaney to provide valuable insight regarding complex financial and strategic issues in our industry and make him well-qualified to serve on our board of directors.

        Adam J. Klein—Director.    Mr. Klein became a member of our board of directors in November 2016 and has served on the board of directors of SES Holdings since May 2010. Mr. Klein is a partner focused on energy investments at Crestview Partners and has been involved with monitoring Crestview Partners' investment in our company. Prior to joining Crestview Partners in 2007, Mr. Klein worked as an investment professional at Centennial Ventures, Inc., where he invested in early- to mid-stage companies across multiple industries. Before joining Centennial Ventures, Mr. Klein worked in the Mergers & Acquisitions group at Compass Partners from 2001 to 2003, advising corporations and private equity firms on a wide range of transactions. Previously, Mr. Klein worked in the Media & Telecom group at Donaldson, Lufkin & Jenrette and then Credit Suisse from 2000 through 2001. Mr. Klein received an M.B.A. from Harvard Business School and an A.B. in Economics from Harvard College. Mr. Klein served on the board of directors of FBR & Co. from February 2010 to June 2014.

        Mr. Klein's private equity investment and company oversight experience, significant familiarity with our industry, and background with respect to acquisitions, debt financings and equity financings make him well-qualified to serve on our board of directors.

        David C. Baldwin—Director.    Mr. Baldwin has served as a member of our board of directors since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Baldwin served as a member of the Rockwater board of directors since its formation in June 2011. He is currently the Co-President of SCF Partners, Inc. and prior to that served as Managing Director since 1998 and in various other positions since 1991 and is responsible for overseeing U.S.-based investments and creating investment platforms around emerging energy trends. Mr. Baldwin began his career as a Drilling and Production Engineer with Union Pacific Resources. He later went on to start an energy consulting business and worked for General Atlantic Partners, a global venture capital firm and early investor of SCF Partners, Inc. Mr. Baldwin received his M.B.A. from the University of Texas, as well as a B.S. in Petroleum Engineering. He currently serves on the board of directors of Forum Energy Technologies (NYSE: FET), Nine Energy Service, Inc, and the Centurion Group. Additionally, he is a Trustee of The Center, The Center Foundation, The Baylor College of Medicine and Baylor St. Luke's Medical Center Hospital.

        We believe Mr. Baldwin's experience as a private equity investor and his experience with our business and industry brings valuable experience and insight to our board of directors.

        Douglas J. Wall—Director.    Mr. Wall rejoined our board of directors in November 2016, having previously served on the board of SES Holdings, our subsidiary from January 2012 through December 2014. Mr. Wall formerly served as President and Chief Executive Officer of Patterson-UTI Energy, Inc. from October 2007 through September 2012, after joining the Company as Chief Operating Officer in April 2007. He joined Patterson-UTI Energy, Inc. after a sixteen-year career with Baker Hughes, Inc., most recently as Group President, Completions & Production. In that role he was responsible for the operations of Baker Oil Tools, Inc., Baker Petrolite Corporation, and Centrilift, Inc., as well as the Company's production optimization efforts. From 2003 to 2005, Mr. Wall was President of Baker Oil Tools, Inc., and from 1997 to 2003, he was President of Hughes Christensen Company. From 1991 to 1997, he was President and Chief Executive Officer of Western Rock Bit Company Ltd., then Hughes Tool Company's distributor in Canada. Prior to joining Baker Hughes, Inc. and its predecessors, Mr. Wall held a variety of senior executive positions with oilfield service companies in Canada. He began his career in the drilling industry in 1978 with ATCO Drilling (previously Thomson Drilling) and later spent 10 years with Adeco Drilling & Engineering Company Ltd., an affiliate of Parker Drilling Company.

        Since May 2014, Mr. Wall has served on the board of directors of Fugro N.V., a Dutch-based company involved in the geotechnical, survey, subsea and seismic business. Additionally, in August 2016, Mr. Wall joined the board of directors of Seventy Seven Energy Inc., an Oklahoma-based oilfield services company that provides drilling, pressure pumping, oilfield rental tools and other services to U.S. onshore E&P companies. Mr. Wall received a B.A. in Economics from the University of Calgary and an M.B.A. in Finance and Marketing from the University of Alberta.

        We believe Mr. Wall's extensive experience as a public energy company executive and his service on multiple public company boards would bring valuable experience and insight to our board of directors.

        Richard A. Burnett—Director.    Mr. Burnett joined our board of directors in November 2016 and serves as the chairman of our audit committee. Mr. Burnett is currently the Chief Financial Officer of Covey Park Energy, a private E&P company sponsored by Denham Capital, a position he has held since July 2017. Prior to joining Covey Park, Mr. Burnett served as Chief Financial Officer of Texas Double Eagle Energy Holdings II, a U.S. onshore E&P partnership with Apollo Natural Resource

Partners from August 2016 until its sale to Parsley Energy, Inc. during the first half of 2017. Prior to Double Eagle Energy Holdings II, Mr. Burnett spent three years at EXCO Resources, Inc., a publicly-traded U.S. onshore E&P company, serving as Vice President, Chief Financial Officer and Chief Accounting Officer.

        From 2002 to November 2013, Mr. Burnett was at KPMG LLP, an international accounting firm, serving as a Partner beginning 2007. Starting in June 2012, Mr. Burnett served as the Partner in charge of the Energy Audit Practice within the Dallas/Ft. Worth Business Unit. Prior to joining KPMG LLP in 2002, Mr. Burnett spent time at Arthur Andersen LLP and Marine Drilling Companies, Inc. Mr. Burnett is a Certified Public Accountant in the State of Texas. Mr. Burnett received a B.B.A. in Accounting from Texas Tech University.

        Mr. Burnett brings extensive business and financial expertise to our board from his two decades of financial management, accounting and public company expertise in the oil and gas and accounting industries. For these reasons we believe he is an ideal candidate to serve on our board of directors.

        Keith O. Rattie—Director.    Mr. Rattie has served as a member of our board of directors since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Rattie served as a member of the Rockwater board of directors since September 2011. He currently serves on the board of directors of Ensco Plc. Mr. Rattie also served as a director for EP Energy Corporation from January 2015 to November 2017 and for Questar Corporation from 2001 to 2014, as Chairman of the Board from 2003 to 2012 and as President and Chief Executive Officer from 2002 to 2010. He served as Chairman of the Board for QEP Resources, Inc. from 2010 to 2012 and as a director from 2010 to 2014. He previously served as a director of Zions First National Bank from 2002 to 2015 and as a director of the National Petroleum Council and the Gas Technology Institute. Mr. Rattie is a former Chairman of the Interstate Natural Gas Association of America. Mr. Rattie has a B.S. in Electrical Engineering from the University of Washington and an M.B.A. from St. Mary's College.

        Mr. Rattie's extensive experience as a public energy company executive, his experience with Rockwater and his service on multiple public company boards make him well-qualified to serve on our board of directors.

        David A. Trice—Director.    Mr. Trice has served as a member of our board of directors since the Rockwater Merger closed in November 2017. Prior to the Rockwater Merger, Mr. Trice served as a member of the Rockwater board of directors since July 2012. He served as the Chief Executive Officer of Newfield Exploration Co. ("Newfield") from 2000 until his retirement in 2009, and as the President of Newfield from 1999 to 2007 and again from 2007 to 2009. He also served as Chairman of the Board of Newfield from 2004 until 2010. From 1999 to 2000, he served as Chief Operating Officer of Newfield and as its Vice President of Finance and International from 1997 to 1999. Prior to rejoining Newfield, Mr. Trice served as President, Chief Executive Officer and as a director of Huffco Group, Inc. from 1991 to 1997. He was one of the original founders of Newfield and served as its Vice President, Chief Financial Officer and as a director from 1989 to 1991. Prior to that, he served as an officer for several companies owned by Roy M. Huffington, Inc. after beginning his career as an attorney in private practice in Atlanta. Mr. Trice received a B.A. in Managerial Science from Duke University and graduated from Columbia Law School in 1973. He is a former Chairman at the American Exploration & Production Council and America's Natural Gas Alliance. He serves on the Board of Directors of QEP Resources, Inc., New Jersey Resources Corp. and McDermott International Inc.

        Mr. Trice brings extensive business and financial expertise to our board from his public company expertise in the oil and gas industry. For these reasons we believe he is well-qualified to serve on our board of directors.

Board of Directors

        The number of members of our board of directors will be determined from time-to-time by resolution of our board of directors. Currently, our board of directors consists of nine persons. Our board of directors consists of a single class of directors, each serving one-year terms.

        As a public company, we are subject to Sarbanes-Oxley and the rules of the NYSE. Generally, these rules require that a specified number or percentage of directors serving on the board and certain committees meet applicable standards of independence. The board of directors may increase the number of directorships to ensure that the board of directors includes the requisite number of independent directors pursuant to Sarbanes-Oxley and rules of the NYSE. In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the board's ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the board to fulfill their duties. We have identified individuals who meet these standards and the relevant independence requirements and our board of directors has determined that each of Messrs. Delaney, Klein, Baldwin, Wall, Burnett, Rattie and Trice are independent under the independence standards of the NYSE.

Committees of the Board

        We have an audit committee, a compensation committee and a nominating and governance committee of our board of directors, and may have such other committees as the board of directors shall determine from time to time. Each of the standing committees of the board of directors have the composition and responsibilities described below.

        Each of these committees has a charter, which, along with our Financial Code of Ethics and Corporate Code of Business Conduct and Ethics are available on our website www.selectenergyservices.com and stockholders may obtain printed copies, free of charge, by sending a written request to Select Energy Services, Inc. 515 Post Oak Boulevard, Suite 200, Houston, Texas 77027; Attn: Corporate Secretary. Information contained on or available through our website is not part of or incorporated by reference into this prospectus or any other report we may file with the SEC.

        Audit Committee.    We have a standing audit committee consisting of Messrs. Burnett, Rattie and Trice, with Mr. Burnett serving as chairman. The audit committee assists the board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Our board has affirmatively determined that each of Messrs. Burnett, Rattie and Trice meets the definition of "independent director" for purposes of NYSE rules and the independence requirements of Rule 10A-3 under the Exchange Act. Our board has also determined that each of Messrs. Burnett, Rattie and Trice qualify as an "audit committee financial expert" as defined by SEC rules. Each of Messrs. Burnett, Rattie and Trice have been determined by our board to be financially literate and to have accounting or related financial management expertise.

        Compensation Committee.    We have a standing compensation committee consisting of Messrs. Delaney, Baldwin and Wall, with Mr. Delaney serving as chairman. Our board has affirmatively determined that each of Messrs. Delaney, Baldwin and Wall meets the definition of "independent director" in accordance with NYSE listing standards, including the heightened independence requirements applicable to compensation committee members.

        This committee establishes salaries, incentives and other forms of compensation for officers and other employees. The compensation committee also administers our incentive compensation and benefit plans.

        Nominating and Governance Committee.    We have a standing nominating and governance committee consisting of Messrs. Rattie, Wall and Klein, with Mr. Rattie serving as chairman. Our board has affirmatively determined that each of Messrs. Rattie, Wall and Klein meets the definition of "independent director" for purposes of NYSE rules.

        This committee identifies, evaluates and recommends qualified nominees to serve on our board of directors, develops and oversees our internal corporate governance processes and maintains a management succession plan.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board or compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Code of Business Conduct and Ethics

        Our board of directors has adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE.

Corporate Governance Guidelines

        Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE.

EXECUTIVE COMPENSATION

        We are currently considered an "emerging growth company," within the meaning of the Securities Act, for purposes of the SEC's executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to our "Named Executive Officers," who are the individuals who served as our principal executive officer and our two other most highly compensated officers who served as executive officers during the last completed fiscal year. In accordance with the foregoing, our Named Executive Officers are:

Name	Principal Position
Holli Ladhani	President, Chief Executive Officer, and Director*
John Schmitz	Executive Chairman and Former Chief Executive Officer*
David Nightingale	Executive Vice President, Wellsite Services
Paul Pistono	Executive Vice President, Oilfield Chemicals

*
In November 2017 in connection with the Rockwater Merger, Ms. Ladhani became our President and Chief Executive Officer, and Mr. Schmitz transitioned from Chief Executive Officer to Executive Chairman.

Summary Compensation Table

        The following table summarizes, with respect to our Named Executive Officers, information relating to compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Holli Ladhani	2017	$76,923	(1)	$505,588	$1,446,093	$2,889,431	$—	$4,918,035
(President and Chief Executive
Officer)
John Schmitz	2017	$423,433	(2)	$1,250,000	$—	$—	$5,030	$1,678,463
(Former Chief Executive Officer;	2016	$440,370		$—	$—	$—	$12,428	$452,798
Executive Chairman)
David Nightingale	2017	$53,846	(1)	$213,129	$854,957	$1,349,272	$—	$2,471,204
(Executive Vice President,
Wellsite Services)
Paul Pistono	2017	$38,462	(1)	$147,960	$122,733	$1,361,563	$—	$1,670,718
(Executive Vice President,
Oilfield Chemicals)

(1)
The amounts reported for Ms. Ladhani and Messrs. Nightingale and Pistono reflect base salary earned for services to us during fiscal year 2017 following the closing of the Rockwater Merger.

(2)
$70,572 of this amount is attributable to Mr. Schmitz's service as Executive Chairman following the Rockwater Merger.

(3)
The amount reported in this column for Mr. Schmitz reflects a success bonus paid during fiscal year 2017 upon successful completion of our IPO. The amounts reported in this column for Ms. Ladhani and Messrs. Nightingale and Pistono reflect annual cash bonuses earned for performance in 2017 pursuant to the annual cash bonus plan established by Rockwater, which plan we assumed in connection with the Rockwater Merger.

(4)
These amounts represent the aggregate grant date fair value of the restricted stock awards granted as substitute awards in connection with the Rockwater Merger, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These substitute awards were granted in accordance with the Merger

  Agreement as a replacement for restricted stock awards previously granted by Rockwater over the course of several years that were cancelled in connection with the Rockwater Merger. For additional information regarding the assumptions underlying this calculation please see Note 10 to our consolidated and combined financial statements for the year ended December 31, 2017, entitled "Equity-Based Compensation," which is included in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference herein.

(5)
These amounts represent the aggregate grant date fair value of the nonqualified stock options granted as substitute awards in connection with the Rockwater Merger, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These substitute awards were granted in accordance with the Merger Agreement as a replacement for stock options previously granted by Rockwater over the course of several years that were cancelled in connection with the Rockwater Merger. For additional information regarding the assumptions underlying this calculation please see Note 10 to our consolidated and combined financial statements for the year ended December 31, 2017, entitled "Equity-Based Compensation," which is included in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference herein.

(6)
Amounts reported in this column represent contributions to the Named Executive Officers' 401(k) plan accounts.

Outstanding Equity Awards at 2017 Fiscal Year-End

        The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2017.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Holli Ladhani	54,145	(1)	—		$15.60	March 14, 2021
	36,654	(1)	—		$12.77	March 14, 2021
	14,782	(1)	—		$14.03	March 14, 2021
	35,968	(1)	—		$13.99	March 14, 2021
	47,654		95,308	(2)	$8.66	December 10, 2026
	37,169		18,585	(3)	$8.97	December 14, 2025
							41,573	(4)	$379,155
							46,819	(5)	$853,979
John Schmitz	—		—		—	—	—		—
David Nightingale	12,602	(6)	—		$23.80	May 1, 2022
	9,020	(6)	—		$27.71	July 15, 2023
	28,592		57,185	(2)	$8.66	December 10, 2026
	26,018		13,010	(3)	$8.97	December 14, 2025
							52,259	(7)	$953,204
Paul Pistono	8,977	(6)	—		$26.72	September 4, 2022
	19,061		38,123	(2)	$8.66	December 10, 2026
	38,122		19,062	(3)	$8.97	December 14, 2025
	10,721		10,722	(8)	$13.62	August 17, 2025
							7,502	(9)	$136,836

(1)
These nonqualified stock options were granted as substitute awards in connection with the Rockwater Merger. One-half of each of these nonqualified stock options was transferred to Ms. Ladhani's spouse pursuant to an Option Transfer Agreement dated November 1, 2017.

(2)
These nonqualified stock options were granted as substitute awards in connection with the Rockwater Merger. One-half of the remaining unexercisable stock options will become exercisable on each of December 10, 2018 and December 10, 2019, subject to the Named Executive Officer's continued employment with us through such vesting dates.

(3)
These nonqualified stock options were granted as substitute awards in connection with the Rockwater Merger. The remaining unexercisable stock options will become exercisable on December 14, 2018, subject to the Named Executive Officer's continued employment with us through such vesting date.

(4)
These restricted shares were granted as substitute awards in connection with the Rockwater Merger. One-half of these restricted shares will vest on each of June 6, 2018 and June 5, 2019, subject to Ms. Ladhani's continued employment with us through such vesting dates.

(5)
These restricted shares were granted as substitute awards in connection with the Rockwater Merger and will fully vest on September 16, 2018, subject to Ms. Ladhani's continued employment with us through such vesting dates.

(6)
These nonqualified stock options were granted as substitute awards in connection with the Rockwater Merger.

(7)
These restricted shares were granted as substitute awards in connection with the Rockwater Merger and will fully vest on April 10, 2018, subject to Mr. Nightingale's continued employment with us through such vesting dates.

(8)
These nonqualified stock options were granted as substitute awards in connection with the Rockwater Merger. One-half of the remaining unexercisable stock options will become exercisable on each of August 17, 2018 and August 17, 2019, subject to Mr. Pistono's continued employment with us through such vesting dates.

(9)
These restricted shares were granted as substitute awards in connection with the Rockwater Merger. One-third of these restricted shares will vest on each of March 31, 2018, March 31, 2019 and March 31, 2020, subject to Mr. Pistono's continued employment with us through such vesting dates.

(10)
The amounts in this column were calculated by multiplying the number of awards reported by $18.24, the closing price of our Class A common stock on the New York Stock Exchange on December 29, 2017 (the last trading day of 2017).

Additional Narrative Disclosures

Base Salary

        Historically, each Named Executive Officer has received a base salary to compensate them for services rendered to the Company. Each Named Executive Officer's base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each Named Executive Officer based on his or her position and responsibility. Our board of directors reviews the base salaries for each Named Executive Officer annually as well as at the time of any promotion or significant change in job responsibilities and, in connection with each review, our board of directors considers individual and company performance over the course of the applicable year.

Cash Bonuses

        Historically, we have not maintained a formal bonus program for our Named Executive Officers. Our board of directors (or a committee thereof) determines each Named Executive Officer's eligibility for an annual cash bonus (whether discretionary or pursuant to a bonus plan we later implement), and the amount of such bonus (if any). In connection with the completion of our IPO, we granted Mr. Schmitz a cash success bonus. Additionally, pursuant to certain covenants made in the Merger Agreement, certain of our Named Executive Officers who were employed by Rockwater at the time of the Rockwater Merger earned an annual cash bonus pursuant to the annual bonus plan Rockwater had in place prior to the Rockwater Merger, which was based in part upon weighted performance goals established by the Rockwater board of directors relating to (i) EBITDA, (ii) management of working capital measures and (iii) safety, as well as an assessment of individual performance.

Employment, Severance or Change in Control Agreements

        We have not historically maintained nor do we currently maintain an employment, severance, change in control or similar agreement with Mr. Schmitz. We maintain employment agreements with Ms. Ladhani and Messrs. Nightingale and Pistono, which we assumed in connection with the Rockwater Merger. Each employment agreement provides for an initial term of two years with automatic renewals for successive one-year periods unless either party provides at least 60 days advance written notice of non-renewal. Each employment agreement provides for an annualized base salary, annual cash incentive bonuses and eligibility to participate in all benefit plans and programs of the Company available to other senior executives of the Company.

        The employment agreements provide that if a Named Executive Officer's employment is terminated prior to the expiration of the term by the Named Executive Officer for Good Reason (as defined in the employment agreement), by notice of non-renewal by the Company or by the Company for any reason other than the Named Executive Officer's death or disability or for Cause (as defined in the employment agreement), then, subject to the Named Executive Officer's execution and non-revocation of a release within 50 days following such termination, the Named Executive Officer will be entitled to receive the following benefits: (A) a lump sum payment in an amount equal to the "severance multiple" (as defined below) times the sum of the Named Executive Officer's annualized base salary at the time of the termination plus a specified percentage of the Named Executive Officer's annualized base salary at the time of termination, payable on the 60th day following the Named Executive Officer's termination of employment, (B) a lump sum payment of an amount equal to the Named Executive Officer's unpaid bonus for the prior fiscal year, if any, payable at the same time such bonuses are paid to active executive officers, (C) a lump sum payment of an amount equal to the Named Executive Officer's bonus for the fiscal year in which the termination occurs, if any, as determined in good faith by our board of directors in accordance with the performance criteria established pursuant to the employment agreement, prorated through and including the date of termination, payable at the same time such bonuses are paid to active executive officers and (D) if the Named Executive Officer elects COBRA continuation coverage, monthly reimbursement for up to 18 months in an amount equal to the difference between the COBRA premium and the amount that active senior executive employees of the Company pay for similar coverage. The employment agreements provide that the "severance multiple" is two, unless the Named Executive Officer's termination of employment occurs on or within two years after the occurrence of a Change in Control (as defined in the employment agreement and which occurred upon the consummation of the Rockwater Merger), in which case the "severance multiple" is three. If the Named Executive Officer's employment is terminated for any reason other than those described above, the Named Executive Officer will continue to receive the compensation and benefits to be provided by the Company until the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of the Named Executive Officer's employment.

        The employment agreements provide that, in the event any payments to the Named Executive Officer constitute excess parachute payments within the meaning of section 280G of the Code, payments under the employment agreement will be reduced or paid, whichever produces the better net after-tax position for the Named Executive Officer. In addition, the employment agreements contain certain restrictive covenants, including provisions that prohibit, with certain limitations, the Named

Executive Officer from competing with the Company and its affiliates, soliciting any of the Company's or its affiliates' customers, or soliciting or hiring any of the Company's or its affiliates' employees or inducing them to terminate their employment with the Company and its affiliates. These restrictions will generally apply during the term of the Named Executive Officer's employment with the Company and for two years following the termination of such employment.

Equity Incentive Plan Awards

        Ms. Ladhani and Messrs. Nightingale and Pistono received substitute stock options and restricted stock awards under the Select Energy Services, Inc. 2016 Equity Incentive Plan (as amended from time to time, the "2016 Plan") in connection with the Rockwater Merger in accordance with the Merger Agreement as a replacement for stock options and restricted stock awards originally granted by Rockwater that were cancelled in connection with the Rockwater Merger. With respect to each Named Executive Officer's exercisable stock options, if the Named Executive Officer's employment is terminated for any reason (other than a termination for Cause (as defined in the employment agreements)), the Named Executive Officer shall be entitled to exercise his or her stock options through the expiration date; provided, however, that with respect to one grant of exercisable stock options to Ms. Ladhani (covering 17,984 shares), if Ms. Ladhani's employment is terminated for any reason (other than a termination for Cause), Ms. Ladhani shall be entitled to exercise her stock options for a period of only 90 days (or in the event Ms. Ladhani dies or becomes disabled, only 12 months) following the date of such termination of employment. With respect to each Named Executive Officer's unexercisable stock options, if the Named Executive Officer's employment is terminated for any reason (other than a termination for Cause), such stock options shall become exercisable and the Named Executive Officer shall be entitled to exercise her stock options through the expiration date. With respect to the unvested restricted stock awards held by our Named Executive Officers, if the Named Executive Officer's employment is terminated for any reason (other than a termination for Cause), such restricted shares will fully accelerate and any forfeiture restrictions thereon will lapse.

Other Benefits

        We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a retirement savings plan intended to provide benefits under section 401(k) of the Code (the "401(k) Plan"), where employees are allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating Named Executive Officers, to save for the future. Given current market conditions, we did not provide matching contributions to participants in the 401(k) Plan at the beginning of the 2017 plan year, but we resumed providing matching contributions, in an amount equal to 4% of a participant's eligible compensation, to participants in July 2017.

Director Compensation

        Our directors who are also our employees or employees of Crestview Partners do not receive any additional compensation for their service on our board of directors but we believe that attracting and retaining qualified non-employee directors is critical to the future value of our growth and governance. In January 2017, we adopted a comprehensive director compensation policy for our non-employee directors (other than directors who are employees of Crestview Partners), which consists of:

  1.
  an annual cash retainer of $50,000, payable quarterly in arrears; and

  2.
  annual equity-based awards granted under the 2016 Plan with an aggregate fair market value of at least $100,000 on the date(s) of grant.

        Accordingly, in January 2017, each of our non-employee directors (other than directors who are employees of Crestview Partners) received equity-based awards under the 2016 Plan with an aggregate fair market value of approximately $100,000 on the applicable date of grant, and 75% of such amount consisted of a grant of nonqualified stock options while 25% of such amount consisted of a grant of restricted stock units. These options and restricted stock units vested on the first anniversary of the date of grant.

        All members of our board of directors will be reimbursed for all reasonable out-of-pocket expenses incurred in the performance of their services to us. Additionally, we will purchase and maintain directors' and officers' liability insurance for, and provide indemnification to, each member of our board of directors.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)		Total ($)
David C. Baldwin(1)	$8,333	$—	$—		$8,333
Richard A. Burnett	$50,000	$25,000	$47,686	(3)	$122,686
Keith O. Rattie(1)	$—	$—	$138,073	(4)	$138,073
David A. Trice(1)	$—	$—	$128,496	(4)	$128,496
Douglas J. Wall	$50,000	$25,000	$47,686	(3)	$122,686

(1)
Messrs. Baldwin, Rattie and Trice joined our board of directors in November 2017 in connection with the Rockwater Merger. Messrs. Rattie and Trice did not receive any compensation for services to us during fiscal year 2017 following the closing of the Rockwater Merger. Mr. Baldwin received a pro-rated portion of the annual cash retainer for the remainder of 2017 following the closing of the Rockwater Merger.

(2)
The amounts in this column reflect the aggregate grant date fair value of the restricted stock units granted in January 2017 to Messrs. Burnett and Wall, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the assumptions underlying this calculation please see Note 10 to our consolidated and combined financial statements for the year ended December 31, 2017, entitled "Equity-Based Compensation," which is included in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference herein. The aggregate number of restricted stock units held by Messrs. Burnett and Wall as of December 31, 2017 is as follows: Mr. Burnett, 1,250; and Mr. Wall, 1,250.

(3)
These amounts represent the aggregate grant date fair value of the nonqualified stock options granted in January 2017 to Messrs. Burnett and Wall, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the assumptions underlying this calculation please see Note 10 to our consolidated and combined financial statements for the year ended December 31, 2017, entitled "Equity-Based Compensation," which is included in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference herein. The aggregate number of options held by Messrs. Burnett and Wall as of December 31, 2017 is as follows: Mr. Burnett, 5,334; and Mr. Wall, 37,507.

(4)
These amounts represent the aggregate grant date fair value of the fully vested nonqualified stock options granted as substitute awards in connection with the Rockwater Merger to Messrs. Rattie and Trice, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. These substitute awards were granted in accordance with the Merger Agreement as a replacement for stock options originally granted by Rockwater that were cancelled in connection with the Rockwater Merger. For additional information regarding the assumptions underlying this calculation please see Note 10 to our consolidated and combined financial statements for the year ended December 31, 2017, entitled "Equity-Based Compensation," which is included in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference herein. Mr. Baldwin did not receive any substitute awards in connection with the Rockwater Merger. The aggregate number of options held by Messrs. Rattie and Trice as of December 31, 2017 is as follows: Mr. Rattie, 19,770; and Mr. Trice, 17,434.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table shows the beneficial ownership of our capital stock by (a) 5% stockholders, (b) current directors, (c) named executive officers and (d) all executive officers and directors as a group, as of March 29, 2018, as adjusted to give effect to the conversion of all shares of Class A-2 common stock into Class A common stock upon the effectiveness of this registration statement. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more stockholders, as the case may be. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Other than as specifically noted below, the mailing address for each listed beneficial owner is in care of Select Energy Services, Inc., 515 Post Oak Boulevard, Suite 200, Houston, Texas 77027. The percentages of ownership are based on 65,952,504 shares of Class A common stock, 40,331,989 shares of Class B common stock and no shares of Class A-2 common stock outstanding.

	Class A Common Stock		Class B Common Stock		Combined Voting Power(1)(2)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders:
SCF Group(3)	16,191,331	24.5%	—	—	16,191,331	15.2%
White Deer Energy(4)	675,177	1.0%	3,824,179	9.5%	4,499,356	4.2%
SES Legacy Holdings, LLC(5)(6)	—	—	35,975,512	89.2%	35,975,512	33.8%
Crestview Partners II GP, L.P.(7)	3,802,972	5.8%	35,975,512	89.2%	39,778,484	37.4%
Directors and Named Executive Officers:
John D. Schmitz(8)	85,366	*	7,385,705	18.3%	7,471,071	7.0%
Holli C. Ladhani(9)	541,717	*	—	—	541,717	*
David J. Nightingale(10)	177,113	*	—	—	177,113	*
Paul Pistono(11)	114,518	*	—	—	114,518	*
Robert V. Delaney	—	—	—	—	—	—
Adam J. Klein	—	—	—	—	—	—
David C. Baldwin(12)	—	—	—	—	—	—
Douglas J. Wall(13)	38,349	*	—	—	38,349	*
Richard A. Burnett(14)	9,084	*	—	—	9,084	*
Keith O. Rattie(15)	49,384	*	—	—	49,384	*
David A. Trice(16)	34,595	*	—	—	34,595	*
All Executive Officers and Directors as a Group (17 persons)	1,422,012	2.1%	7,385,705	18.3%	8,807,717	8.2%

*
Less than 1%.

(1)
For each stockholder, in accordance with Rule 13d-3 promulgated under the Exchange Act, this percentage is determined by assuming the named stockholder exercises all options, warrants and other instruments pursuant to which the stockholder has the right to acquire shares of our common stock within 60 days, but that no other person exercises any options, warrants or other purchase rights (except with respect to the calculation of the beneficial ownership of all directors and executive officers as a group, for which the percentage assumes that all directors and executive officers exercise any options, warrants or other purchase rights).

(2)
Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each holder of SES Holdings LLC Units will hold one share of Class B common stock for each SES Holdings LLC Unit that it owns. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote. See "Description of Capital Stock—Class A Common Stock" and "Description of Capital Stock—Class B Common Stock."

(3)
L.E. Simmons is the natural person who has voting and investment control over the securities owned by the SCF Group. Mr. Simmons serves as the President and sole member of the board of directors of L.E. Simmons & Associates, Inc. ("LESA"), a Delaware corporation and the ultimate general partner of the SCF Group entities. Because SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. are controlled by LESA, these entities may be considered to be a group for purposes of Section 13(d)(3) under the Exchange Act. As a group, the SCF Group beneficially owns 16,191,331 shares of our Class A common stock in the aggregate. This beneficial ownership includes 8,773,760 shares of Class A common stock held by SCF-VI, L.P., 6,374,474 shares of Class A common stock held by SCF-VII, L.P. and 1,043,097 shares of Class A common stock held by SCF-VII(A), L.P. Mr. Simmons disclaims beneficial ownership of all such interests. The address for SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. is 600 Travis Street, Suite 6600, Houston, Texas 77002.

(4)
Represents shares held by WDC Aggregate LLC. White Deer Energy L.P., White Deer Energy TE, L.P. and White Deer Energy FI, L.P. (collectively, "White Deer Energy") own 93.55%, 3.11% and 3.34%, respectively, of WDC Aggregate LLC. Edelman and Guill Energy, L.P. serves as the general partner of White Deer Energy. Mr. Thomas Edelman and Mr. Ben Guill are the two sole members and directors of Edelman and Guill Energy, L.P. and are the natural persons who have voting and investment control over the securities owned by WDC Aggregate LLC. Each of the foregoing individuals disclaims beneficial ownership of all such interests. White Deer Energy owns 675,177 shares of Class A common stock, 3,824,179 SES Holdings LLC Units and 3,824,179 shares of our Class B common stock. Each SES Holdings LLC Unit is exchangeable together with a share of Class B common stock for a share of Class A common stock on a one-for-one basis. The address of White Deer Energy is 700 Louisiana Street, Suite 4770, Houston, TX 77002.

(5)
Subject to the terms of the SES Holdings LLC Agreement, Legacy Owner Holdco (or its members) (and its permitted transferees, including certain members of Legacy Owner Holdco, under the SES Holdings LLC Agreement) has the right to exchange all or a portion of its SES Holdings LLC Units (together with a corresponding number of shares of Class B common stock) for Class A common stock at an exchange ratio of one share of Class A common stock for each SES Holdings LLC Unit (and corresponding share of Class B common stock) exchanged. The exchange of all of our outstanding shares of Class B common stock (along with the corresponding SES Holdings LLC Units) for shares of Class A common stock would result in the issuance of an additional 40,331,989 shares of Class A common stock. See "Certain Relationships and Related Party Transactions—SES Holdings LLC Agreement." Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A common stock upon the exercise by Legacy Owner Holdco (or any transferee) of its Exchange Right. As a result, beneficial ownership of Class B common stock and SES Holdings LLC Units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be exchanged. The address for Legacy Owner Holdco is c/o Select Energy Services, Inc., 515 Post Oak Blvd., Ste. 200, Houston, TX 77027.

(6)
The board of managers of Legacy Owner Holdco has voting and dispositive power over the shares held by it. The board of managers of Legacy Owner Holdco consists of two representatives of Crestview Holdings A, our directors, Robert Delaney and Adam Klein, and our Executive Chairman, John D. Schmitz, and is controlled by Crestview GP.

(7)
Based on information obtained from a Schedule 13G jointly filed with the SEC on February 14, 2018 by Crestview GP, Crestview Partners II SES Investment B, LLC ("Crestview Holdings B") and Crestview Holdings A, Crestview GP has voting and dispositive power with respect to 20,024,073 shares of our Class A common stock. Represents 35,975,512 Class B shares and corresponding SES Holdings LLC Units held directly by Legacy Owner Holdco and 3,802,972 Class A shares held directly by Crestview Holdings B, in each case for which Crestview GP may be deemed to be the beneficial owner. Crestview Holdings A generally has the right to acquire beneficial ownership of 16,221,101 shares of Class B common stock and corresponding SES Holdings LLC Units held by Legacy Owner Holdco at its election pursuant to the Legacy Owner Holdco limited liability company agreement, and Crestview GP has voting power of 39,778,484 Class B shares through its control of the board of managers of Legacy Owner Holdco. Crestview GP disclaims beneficial ownership of Class B shares and corresponding SES Holdings LLC Units held by Legacy Owner Holdco, except to the extent of its pecuniary interest. Crestview GP is the general partner of the investment funds which are direct or indirect members of Crestview Holdings A. Crestview GP is also the general partner of the investment funds which are members of Crestview Holdings B. Decisions by Crestview GP to vote or dispose of the interests held by Crestview Holdings A and Crestview Holdings B require the approval of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose and Adam J. Klein. None of the foregoing persons has the power individually to vote or dispose of any of such interests. Each of the foregoing individuals disclaims beneficial ownership of all such interests. The address of each of the foregoing is c/o Crestview, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(8)
Represents 7,385,705 shares of Class B common stock and corresponding SES Holdings LLC Units held directly by Legacy Owner Holdco for which John D. Schmitz may be deemed to be the beneficial owner. John D. Schmitz generally has the right to acquire beneficial ownership of such 7,385,705 Class B shares and corresponding SES Holdings LLC Units held by Legacy Owner Holdco at his election pursuant to the Legacy Owner Holdco limited liability company agreement. The 85,366 shares of Class A common stock held of record by Mr. Schmitz are unvested restricted shares.

(9)
Of the 541,717 shares of Class A common stock beneficially owned by Ms. Ladhani, 39,582 shares are held of record by Holli Ladhani RES, LLC, of which Ms. Ladhani is the sole member, 39,582 shares are held of record by Shaheen Ladhani RES, LLC, of which Ms. Ladhani's spouse is the sole member, 50,436 shares are held of record by Shaheen Ladhani RES No. 1, LLC, of which Ms. Ladhani's spouse is the sole member, and 142,295 shares are unvested restricted shares held of record by Ms. Ladhani. In addition, 226,372 shares are deemed beneficially owned by Ms. Ladhani pursuant to the outstanding options held by Ms. Ladhani (84,823), Holli Ladhani RES, LLC (70,778) and Shaheen Ladhani RES, LLC (70,771). Ms. Ladhani may be deemed to have shared voting and dispositive power over the shares held by Shaheen Ladhani RES, LLC and Shaheen Ladhani RES No. 1, LLC.

(10)
Of the 177,113 shares of Class A common stock beneficially owned by Mr. Nightingale, 67,199 shares are unvested restricted stock units held of record by Mr. Nightingale. In addition, 76,233 shares are deemed beneficially owned by Mr. Nightingale pursuant to the outstanding options held by Mr. Nightingale.

(11)
Of the 114,518 shares of Class A common stock beneficially owned by Mr. Pistono, 19,240 shares are unvested restricted stock units held of record by Mr. Pistono. In addition, 76,883 shares are deemed beneficially owned by Mr. Pistono pursuant to the outstanding options held by Mr. Pistono.

(12)
As Co-President of LESA, David C. Baldwin may be deemed to have dispositive power over the 16,191,331 shares of Class A common stock owned by the SCF Group. Mr. Baldwin disclaims beneficial ownership of all such interests.

(13)
Of the 38,349 shares of Class A common stock beneficially owned by Mr. Wall, 37,507 shares are deemed beneficially owned by Mr. Wall pursuant to the outstanding options that Mr. Wall owns.

(14)
Of the 9,084 shares of Class A common stock beneficially owned by Mr. Burnett, 5,334 shares are deemed beneficially owned by Mr. Burnett pursuant to the outstanding options Mr. Burnett owns.

(15)
Of the 49,384 shares of Class A common stock beneficially owned by Mr. Rattie, 19,770 shares are deemed beneficially owned by Mr. Rattie pursuant to the outstanding options Mr. Rattie owns.

(16)
Of the 34,595 shares of Class A common stock beneficially owned by Mr. Trice, 17,434 shares are deemed beneficially owned by Mr. Trice pursuant to the outstanding options Mr. Trice owns.

        The following table and related footnotes set forth certain information regarding the beneficial ownership of our shares and certain other information relating to the selling stockholders. To our knowledge, each of the selling stockholders has sole voting and investment power as to the shares shown, except as disclosed in this prospectus or to the extent this power may be shared with a spouse. Except as otherwise indicated in the footnotes to this table, each of the selling stockholders (1) has sole voting and investment power with respect to the shares indicated as beneficially owned and (2) do not have, and have not had within the past three years, any position, office or other material relationship with us, our predecessors or any of our affiliates. The percentages of ownership are based on 65,952,504 shares of Class A common stock, 40,331,989 shares of Class B common stock and no shares of Class A-2 common stock outstanding.

				Percentage of Class Beneficially Owned
		Number of Shares to be Sold in this Offering (Assuming All Shares Registered Hereunder Are Sold)
	Shares Owned Prior to this Offering		Shares Owned After the Offering	Before Offering	After Offering (Assuming All Shares Registered Hereunder Are Sold)
Adage Capital Partners L.P.(1)	2,390,618	1,350,353	1,040,265	3.6%	1.6%
Adam P. Farver 1998 Irrevocable Trust(2)	4,500	4,500	—	*	—
Advenio Global Equity Fund LP(3)	8,739	5,739	3,000	*	*
AmTrust International Insurance Ltd.(4)	76,520	76,520	—	*	—
Antares Capital Partners, Ltd.(5)	454,499	450,117	4,382	*	—
Ashburton Investments SICAV—Global Energy Fund(6)	85,012	45,012	40,000	*	*
B. Riley Financial, Inc.(7)	292,405	210,345	82,060	*	*
Benjamin W. Farver 1998 Irrevocable Trust(8)	3,376	3,376	—	*	—
Berding, John B.(9)	36,507	31,507	5,000	*	*
CamCap Resources Offshore Master Fund, L.P.(10)	45,012	45,012	—	*	—
Dendera Capital Fund LP(11)	33,759	33,759	—	*	—
Egan, Shawn W.(12)	17,381	13,505	3,876	*	*
Farver, Charles S.(13)	4,500	4,500	—	*	—
Geosphere Capital Management, LLC(14)	180,587	180,587	—	*	—
Goodman, Simon(15)	11,253	11,253	—	*	—

				Percentage of Class Beneficially Owned
		Number of Shares to be Sold in this Offering (Assuming All Shares Registered Hereunder Are Sold)
	Shares Owned Prior to this Offering		Shares Owned After the Offering	Before Offering	After Offering (Assuming All Shares Registered Hereunder Are Sold)
Great American(16)	1,415,140	540,140	875,000	2.1%	1.3%
HITE Hedge Capital LLC(17)	324,082	324,082	—	*	—
HITE Hedge Offshore Ltd.(18)	90,023	90,023	—	*	—
HITE MLP Caymans Ltd.(19)	36,009	36,009	—	*	—
Julber, Evan L.(20)	7,652	7,652	—	*	—
K2 & Associates(21)	297,076	225,059	72,017	*	*
Khimji, Karim(22)	11,702	11,702	—	*	—
Kuyper, Peter C.(23)	11,253	11,253	—	*	—
Lammergeier Global Fund LP(24)	187,394	30,225	157,169	*	*
Leonite Capital LLC(25)	13,652	7,652	6,000	*	*
Loughlin Water Partners LP(26)	9,002	9,002	—	*	—
Luminus Energy Partners Master Fund Ltd.(27)	1,700,980	360,093	1,340,887	2.6%	2.0%
Mason, Mark K.(28)	2,250	2,250	—	*	—
Michael H. Schwartz Profit Sharing Plan(29)	9,002	9,002	—	*	—
Michael S. Kuyper 2012 GST Exempt Family Trust(30)	2,250	2,250	—	*	—
Melqart Opportunities Master Fund Ltd.(31)	405,105	405,105	—	*	—
Morton, Allen S.(32)	765	765	—	*	—
National General Reinsurance Broker Ltd.(33)	76,520	76,520	—	*	—
Nokomis Capital Master Fund, L.P.(34)	665,264	665,264	—	1.0%	—
Oceanic Investment Management Limited(35)	225,058	225,058	—	*	—
Peck, Lawrence A.(36)	4,501	4,501	—	*	—
Precocity Master Fund, L.P.(37)	134,675	134,675	—	*	—
RE Advisers Corporation(38)	900,257	900,257	—	1.4%	—
Refraction I Fund(39)	33,759	33,759	—	*	—
Reiss Capital Management LLC(40)	64,130	19,130	45,000	*	*
Salzhauer, Henry(41)	5,626	5,626	—	*	—
Salzhauer, Michael(42)	5,626	5,626	—	*	—
Schoeppner, Mark G.(43)	45,012	45,012	—	*	—

Total	10,328,433	6,653,777	3,674,656	15.7%	5.6%

*
Less than 1%.

(1)
Adage Capital Management L.P. may be deemed beneficial owner with voting and dispositive power over the shares held by Adage Capital Partners, L.P. Dan Lehan may be deemed beneficial owner with voting and investment power over the shares held by Adage Capital Management L.P. The mailing address of Adage Capital Partners L.P. is 200 Clarendon Street, Boston, Massachusetts 02110.

(2)
As trustees, Adam P. Farver and Dorsey & Whitney Trust Company LLC may be deemed beneficial owners with shared voting and investment power over the shares held by the Adam P. Farver 1998 Irrevocable Trust. The mailing address of the Adam P. Farver 1998 Irrevocable Trust is c/o Dorsey & Whitney Trust Company LLC, 401 East Eighth Street, Suite 319, Sioux Falls, South Dakota 57103.

(3)
AGE Genpar LLC is the general partner of Advenio Global Equity Fund LP and has appointed Advenio Capital Management LLC as the investment advisor of Advenio Global Equity Fund LP. With shared control of each of AGE Genpar LLC and Advenio Capital Management LLC, Jeremy Brook and Nigel Hart may be deemed beneficial owners with shared voting and investment power over the shares held by Advenio Global Equity Fund LP. The mailing address of Advenio Global Equity Fund LP is 125 Mason Street, Greenwich, Connecticut 06830.

(4)
AmTrust International Insurance Ltd. is a wholly owned subsidiary of AmTrust Financial Services, Inc. (NASDAQ: AFSI), a publicly traded company. Harry Schlachter may be deemed beneficial owner with voting and investment power over the shares held by AmTrust International Insurance Ltd. The mailing address of AmTrust International Insurance Ltd. is 59 Maiden Lane, 43rd Floor, New York, New York 10038.

(5)
Antares Capital Management, Inc. is the managing general partner of Antares Capital Partners, Ltd. As president of Antares Capital Management, Inc., Charles A. Senn may be deemed beneficial owner with voting and investment power over the shares held by Antares Capital Partners, Ltd. The pre-offering share count above includes shares of our Class A common stock held by Charles A. Senn in his personal individual retirement account. The mailing address of Antares Capital Partners, Ltd. is 4 Savannah Ridge Drive, Frisco, Texas 75034.

(6)
Ashburton Investments SICAV—Global Energy Fund is a registered investment company under the Investment Company Act of 1940, as amended. Ashburton (Jersey) Limited is the investment manager of Ashburton Investments SICAV—Global Energy Fund. The directors of Ashburton (Jersey) Limited exercise shared voting and investment power over the shares held by Ashburton Investments SICAV—Global Energy Fund and may be deemed beneficial owners of such shares. Ashburton (Jersey) Limited and its directors expressly disclaim beneficial ownership of the shares held by Ashburton Investments SICAV—Global Energy Fund. The mailing address of the Ashburton Investments SICAV—Global Energy Fund is P.O. Box 239, 17 Hilary Street, St. Helier, Jersey, JE4 8SJ, Channel Islands.

(7)
Represents shares held directly by B. Riley Financial, Inc. (NASDAQ: RILY) ("BRF") and BRC Partners Opportunity Fund, LP ("BPOF"). B. Riley Capital Management, LLC ("BRCM"), as the investment advisor and general partner of BPOF, may be deemed to beneficially own the shares directly owned by BPOF. BRF, as the parent company of BRCM, may be deemed to beneficially own the shares owned by BRCM. As chief executive officer of BRF and BRCM, Bryant Riley may be deemed beneficial owner with voting and investment power over the shares held by BRF and BPOF. As President of BRF and BRCM, Tom Kelleher may be deemed beneficial owner with voting and investment power over the shares held by BRCM. As Chief Financial Officer of BRF, Phil Ahn may be deemed beneficial owner with voting and investment power over the shares held by BRF. BRCM is an affiliate of B. Riley FBR, Inc. ("FBR"), a broker-dealer registered under Section 15 of the Exchange Act. Each of BRF and BPOF has represented to us that it purchased the shares it is offering in this prospectus in the ordinary course of business and that at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The mailing address of BRF is 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367. The mailing address for BPOF is 11100 Santa Monica Boulevard, Suite 800, Los Angeles, California 90025.

(8)
As trustees, Adam P. Farver and Dorsey & Whitney Trust Company LLC may be deemed beneficial owners with shared voting and investment power over the shares held by the Benjamin W. Farver 1998 Irrevocable Trust. The mailing address of the Benjamin W. Farver 1998 Irrevocable Trust is c/o Dorsey & Whitney Trust Company LLC, 401 East Eighth Street, Suite 319, Sioux Falls, South Dakota 57103.

(9)
The mailing address of John B. Berding is 4705 Burley Hills Drive, Cincinnati, Ohio 45243.

(10)
Cambrian Capital, L.P. is the investment advisor of CamCap Resources Offshore Master Fund, L.P. Roland von Metzsch and Ernst von Metzsch may be deemed beneficial owners with shared voting and investment power over the shares held by CamCap Resources Offshore Master Fund, L.P. The mailing address for CamCap Resources Offshore Master Fund, L.P. is c/o Cambrian Capital, 50 Osgood Place, Suite 500, San Francisco, California 94133.

(11)
Dendera Capital LLC is the general partner of Dendera Capital Fund LP. As the managing member of Dendera Capital LLC, Geoffrey W. Arens may be deemed to be the beneficial holder with voting and dispositive power the shares held by Dendera Capital Fund L.P. The mailing address for Dendera Capital Fund LP is 747 Third Avenue, 26th Floor, New York, New York 10017.

(12)
The mailing address for Shawn W. Egan is 201 South Palm Avenue, #1008, Sarasota, Florida 34236.

(13)
The mailing address for Charles S. Farver is 617 Franklin Place, Suite 200, Pella, Iowa 50219.

(14)
Geosphere Capital Management, LLC is a registered investment company under the Investment Company Act of 1940, as amended. As managing member of Geosphere Capital Management, LLC, Arvind Sanger may be deemed beneficial owner with voting and investment power over the shares held by Geosphere Capital Management, LLC. The mailing address for Geosphere Capital Management, LLC is 747 Third Avenue, 26th Floor, New York, New York 10017.

(15)
The mailing address of Simon Goodman is 32 Alma Square, London, NW8 9PY, United Kingdom.

(16)
Represents 424,542 and 990,598 shares held by Great American Insurance Company and Great American Life Insurance Company, respectively. Great American Insurance Company is registering 162,042 shares and Great American Life Insurance Company is registering 378,098 shares. Each of Great American Insurance Company and Great American Life Insurance Company is a majority-owned subsidiary of American Financial Group, Inc. (NYSE: AFG), a reporting company under the Exchange Act, and each is an affiliate of Great American Advisors, Inc., a broker-dealer registered under Section 15 of the Exchange Act. Each of Great American Insurance Company and Great American Life Insurance Company has represented to us that it purchased the shares it is offering in this prospectus in the ordinary course of business and that at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The board of directors of American Financial Group, Inc. consists of Carl H. Lindner, III, S. Craig Lindner, Kenneth C. Ambrecht, John B. Berding, Joseph E. Consolino, Virginia C. Drosos, James E. Evans, Terry S. Jacobs, Gregory G. Joseph, William W. Verity and John I. Von Lehman may be deemed beneficial owners with voting and investment power over the shares held by the each of the Great American entities. The mailing address for each of Great American Insurance Company and Great American Life Insurance Company is 301 East Fourth Street, Cincinnati, Ohio 45202.

(17)
Represents shares held directly by the following accounts (the "HITE Accounts"): HITE Hedge LP, HITE Hedge QP LP, HITE MLP LP and HITE MLP Advantage LP. Hite Hedge Capital LP is the general partner of each of the HITE Accounts and Hite Hedge Capital LLC is the general partner of Hite Hedge Capital LP. As managing member of Hite Hedge Capital LLC, James Jampel may be deemed beneficial owner with voting and investment power over the shares held by the HITE Accounts. The mailing address of the HITE Accounts is 300 Washington Street, Suite 308, Newton, Massachusetts 02458.

(18)
Represents shares held by HITE Hedge Offshore, Ltd. As director, James Jampel may be deemed beneficial owner with voting and investment power over the shares owned by HITE Hedge Offshore, Ltd. The mailing address of HITE Hedge Offshore, Ltd. is 300 Washington Street, Suite 308, Newton, Massachusetts 02458.

(19)
Represents shares held by HITE MLP Caymans, Ltd. As director, James Jampel may be deemed beneficial owner with voting and investment power over the shares owned by HITE MLP Cayman, Ltd. The mailing address of HITE MLP Caymans, Ltd. is 300 Washington Street, Suite 308, Newton, Massachusetts 02458.

(20)
The mailing address for Evan J. Julber is 19507 Sunshine Way, Bend, Oregon 97702.

(21)
As President of K2 & Associates, Daniel Gosselin may be deemed beneficial owner with voting and investment power over the shares held by K2 & Associates. The mailing address of K2 & Associates is 2 Bloor Street West, Suite 801, Toronto, Ontario, M4W 3E2, Canada.

(22)
The mailing address of Karim Khimji is 106 Bickenhall Mansions, London, W1U 6BT, United Kingdom.

(23)
The mailing address of Peter C. Kuyper is P.O. Box 624, Divide, Colorado 80814.

(24)
Lammergeier Research LLC is the investment advisor to Lammergeier Global Fund LP. As managing member of Lammergeier Research LLC, Justin Scott may be deemed beneficial owner with voting and investment power over the shares held by Lammergeier Global Fund LP. The mailing address of Lammergeier Global Fund LP is 125 Mason Street, Greenwich, Connecticut 06830.

(25)
Avi Geller is the natural person with voting and investment power over the shares held by Leonite Capital LLC. The mailing address for Leonite Capital LLC is 1 Hillcrest Center Drive, Suite 232, Spring Valley, New York 10977.

(26)
Parnassus LLC is the general partner of Loughlin Water Partners, LP. John W. Rosenberg may deemed beneficial owner with voting and investment power over the shares held by Loughlin Water Partners, LP. The mailing address of Loughlin Water Partners, LP is 96 Cummings Point Road, Stamford, Connecticut 06902.

(27)
Luminus Management LLC is the investment manager to Luminus Energy Partners Master Fund Ltd. Jonathan Barrett may be deemed beneficial owner with voting and investment power over the shares held by Luminus Energy Partners Master Fund, Ltd. The mailing address of Luminus Energy Partners Master Fund, Ltd. is 1700 Broadway, 38th Floor, New York, New York 10019.

(28)
The mailing address of Mark K. Mason is 416 34th Avenue, Seattle, Washington 98122.

(29)
As trustee, Michael H. Schwartz may be deemed beneficial owner with voting and investment power over the shares held by the Michael H. Schwartz Profit Sharing Plan. Michael H. Schwartz also owns each of Redwood Partners LLC and Redwood Partners II, LLC (the "Redwood Entities") and thus may be deemed beneficial owner of the shares held by the Redwood Entities. The mailing address for Michael H. Schwartz is 23 East 69th Street, 1R, New York, New York, 10021.

(30)
As trustee, Dorsey & Whitney Trust Company LLC may be deemed beneficial owner with voting and investment power over the shares held by the Michael S. Kuyper 2012 GST Exempt Family Trust. The mailing address of the Michael S. Kuyper 2012 GST Exempt Family Trust is c/o Dorsey & Whitney Trust Company LLC, 401 East Eighth Street, Suite 319, Sioux Falls, South Dakota 57103.

(31)
Melqart Asset Management (UK) Ltd., as investment manager to Melqart Opportunities Master Fund Ltd., has voting and investment power over the securities held by Melqart Opportunities Master Fund Ltd. Michel Massoud exercises voting and investment power over the shares held by Melqart Opportunities Master Fund Ltd. and may be deemed the beneficial owner thereof. The mailing address of Melqart Opportunities Master Fund Ltd. is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(32)
Allen S. Morton is an investment banker with FBR and was involved in the provision of banking services to Rockwater. The mailing address for Allen S. Morton is 1701 Hermann Drive, Apartment 3203, Houston, Texas 77004.

(33)
National General Reinsurance Broker, Ltd. is a wholly owned subsidiary of National General Holdings Corp. (NASDAQ: NGHC), a publicly traded company. Caleb Muhs may be deemed beneficial owner with shared voting and investment power over the shares held by National General Reinsurance Broker, Ltd. The mailing address for National General Reinsurance Broker, Ltd. is 59 Maiden Lane, 38th Floor, New York, New York 10038.

(34)
Nokomis Capital, LLC, as investment manager to Nokomis Capital Master Fund, L.P., has voting and dispositive power over the securities held by Nokomis Capital Master Fund, L.P. As manager of Nokomis Capital, LLC, Brett Hendrickson exercises voting and dispositive power, on behalf of

  Nokomis Capital, LLC, over the securities held by Nokomis Capital Master Fund, L.P. The mailing address of Nokomis Capital Master Fund, L.P. is 2305 Cedar Springs Road, Suite 420, Dallas, Texas 75201.

(35)
Represents 173,228 and 51,830 shares directly held by Oceanic Opportunities Master Fund, LP and Oceanic Hedge Fund, respectively. Oceanic Investment Management Limited acts as the investment manager of each of Oceanic Opportunities Master Fund, LP and Oceanic Hedge Fund. Alf Cato Brahde, Max Bezance, Darren Owens and Michael Ian Alvin Rodgers may be deemed beneficial owners with shared voting and investment power over the shares held by each of Oceanic Opportunities Master Fund, LP and Oceanic Hedge Fund. The mailing address of Oceanic Opportunities Master Fund, LP is 85 New Burton Road, Suite 201, Dover, Delaware 19904. The mailing address of Oceanic Hedge Fund is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(36)
The mailing address for Lawrence A. Peck is 5425 South University Boulevard, Greenwood Village, Colorado 80121.

(37)
Precocity Master Fund, L.P. is managed by Precocity Capital LP. Precocity Capital GP LLC is the general partner of Precocity Capital LP. Nicholas Tiller may be deemed beneficial owner with voting and investment power over the shares held by Precocity Master Fund, L.P. The mailing address of Precocity Master Fund, L.P. is One Station Place, 4th Floor, Stamford, Connecticut 06902.

(38)
Represents shares held by one investment fund and two retirement savings accounts for which RE Advisers Corporation is the investment advisor. RE Advisers Corporation is a registered investment company under the Investment Company Act of 1940, as amended, and an affiliate of RE Investment Corporation, a broker-dealer registered under Section 15 of the Exchange Act. RE Advisers Corporation has represented to us that it purchased its shares in the ordinary course of business and that at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. As Chief Compliance Officer of RE Advisers Corporation, Danielle Sieverling may be deemed beneficial owner with voting and investment over the shares held by RE Advisers Corporation. The mailing address of RE Advisers Corporation is 4301 Wilson Boulevard, Arlington, Virginia 22203.

(39)
Refraction Asset Management has a management agreement with Refraction I Fund. Robert Yurkovich may be deemed beneficial owner with voting and investment power over the shares held by Refraction I Fund. The mailing address of Refraction I Fund is 202 6th Avenue, Suite 1110, Calgary, T2P 2R9, Canada.

(40)
As the managing member of Reiss Capital Management LLC, Richard Reiss may be deemed beneficial owner with voting and investment power over the shares held by Reiss Capital Management LLC. The mailing address of Reiss Capital Management LLC is 152 West 57th Street, 32nd Floor, New York, New York 10019.

(41)
The mailing address of Henry Salzhauer is c/o Benjamin Partners, 589 Broadway, 4th Floor, New York, New York 10012.

(42)
The mailing address of Michael Salzhauer is c/o Benjamin Partners, 589 Broadway, 4th Floor, New York, New York 10012.

(43)
The mailing address of Mark G. Schoeppner is 217 Salem Drive, Pittsburgh, Pennsylvania 15241.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

        A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

  •
  any person who is known by us to be the beneficial owner of more than 5.0% of our Class A common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of our Class A common stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a substantial ownership interest or control of the entity.

        Our board of directors adopted a written related party transactions policy prior to the completion of the IPO. Pursuant to this policy, our audit committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our audit committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; and (ii) the extent of the Related Person's interest in the transaction. Further, the policy will require that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

SES Holdings LLC Agreement

Exchange Rights

        Subject to certain limitations, under the SES Holdings LLC Agreement, Legacy Owner Holdco (and its permitted transferees, including certain members of Legacy Owner Holdco, under the SES Holdings LLC Agreement) has the right (an "Exchange Right") to cause SES Holdings to acquire all or a portion of its SES Holdings LLC Units (along with a corresponding number of shares of our Class B common stock) for, at SES Holdings' election, (i) shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each SES Holdings LLC Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions or (ii) cash in an amount equal to the Cash Election Value of such Class A common stock. At SES Holdings' request, we will be obligated to facilitate an exercise of an Exchange Right by contributing to SES Holdings the shares of Class A common stock or cash to be used to acquire the tendered SES Holdings LLC Units. Alternatively, upon the exercise of any Exchange Right, Select Inc. (instead of SES Holdings) will have the right (our "Call Right") to acquire the tendered SES Holdings LLC Units from the exchanging unitholder for, at its election, (i) the number of shares of Class A common stock the exchanging unitholder would have received under the Exchange Right or

(ii) cash in an amount equal to the Cash Election Value of such Class A common stock. The board of managers of Legacy Owner Holdco, which consists of John D. Schmitz and two representatives of funds controlled by Crestview GP, must unanimously approve any exchange of ownership interests in Legacy Owner Holdco for SES Holdings LLC Units except for exchanges by affiliates of John D. Schmitz and Crestview GP (which may be made at the election of such affiliates). If such exchange is approved, such members of Legacy Owner Holdco will have the same Exchange Right as Legacy Owner Holdco, subject to the terms and conditions described above.

        "Cash Election Value" means, with respect to the shares of Class A common stock to be delivered to the exchanging unitholder by us pursuant to our Call Right, (i) if our Class A common stock is then admitted to trading on a national securities exchange, the amount that would be received if the number of shares of Class A common stock to which the exchanging unitholder would otherwise be entitled were sold at a per share price equal to the trailing 10-day volume weighted average price of a share of Class A common stock on such exchange, net of actual or deemed offering expenses, or (ii) if our Class A common stock is not then admitted to trading on a national securities exchange, the value that would be obtained in an arm's length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer and the seller, as determined by us, net of deemed offering expenses.

        In connection with any exchange of SES Holdings LLC Units pursuant to an Exchange Right or our Call Right, the corresponding number of shares of Class B common stock will be cancelled.

        As Legacy Owner Holdco exchanges its SES Holdings LLC Units, our membership interest in SES Holdings will be correspondingly increased, the number of shares of Class A common stock outstanding will be increased, and the number of shares of Class B common stock outstanding will be reduced.

        On October 31, 2017, following the distribution by Legacy Owner Holdco of SES Holdings Units and shares of our Class B common stock in redemption of certain of its members (the "SES Redeemed Legacy Holders"), we exercised our right to require an exchange by such SES Redeemed Legacy Holders, pursuant to which SES Holdings distributed 2,487,029 shares of our Class A common stock to such SES Redeemed Legacy Holders in exchange for 2,487,029 SES Holdings LLC Units and a corresponding number of shares of our Class B common stock.

Distributions and Allocations

        Under the SES Holdings LLC Agreement, we have the right to determine when distributions will be made to the unitholders and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the unitholders on a pro rata basis in accordance with the respective number of SES Holdings LLC Units they hold.

        SES Holdings will allocate its net income or net loss for each year to its unitholders pursuant to the terms of the SES Holdings LLC Agreement, and its unitholders, including us, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of SES Holdings. Net income and losses of SES Holdings generally will be allocated to the unitholders on a pro rata basis in accordance with the respective number of SES Holdings LLC Units they hold, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent SES Holdings has available cash and subject to the terms of our credit agreements and any other debt instruments, we intend to cause SES Holdings to make (i) generally pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to pay our taxes and make payments under the Tax Receivable Agreements that we entered into with the TRA Holders in connection with the closing of the Select 144A Offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions and (ii) non-pro rata payments to us as reimbursement for our corporate and other overhead expenses.

Issuance of Equity

        The SES Holdings LLC Agreement will provide that, except as otherwise determined by us, at any time we issue a share of our Class A common stock or any other equity security, the net proceeds received by us with respect to such issuance, if any, will be concurrently invested in SES Holdings, and SES Holdings will issue to us one SES Holdings LLC Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Class A common stock are redeemed, repurchased or otherwise acquired by us, SES Holdings will redeem, repurchase or otherwise acquire an equal number of SES Holdings LLC Units held by us, upon the same terms and for the same price, as the shares of Class A common stock are redeemed, repurchased or otherwise acquired.

Tax Receivable Agreements

        In connection with the Select 144A Offering, certain of the TRA Holders contributed, directly or indirectly, all or a portion of their SES Holdings LLC Units to us in exchange for Class A common stock and, in the future, Legacy Owner Holdco or its permitted transferees may exchange SES Holdings LLC Units for shares of our Class A common stock or cash, as applicable, pursuant to an Exchange Right or our Call Right. SES Holdings intends to make for itself (and for each of its direct or indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes and that it controls) an election under Section 754 of the Code that will be effective for the taxable year ended December 31, 2017 and each taxable year in which an exchange of SES Holdings LLC Units pursuant to an Exchange Right or our Call Right occurs. Pursuant to the Section 754 election, our acquisition (or deemed acquisition for U.S. federal income tax purposes) of SES Holdings LLC Units as a part of the reorganization transactions and as a result of exchanges of SES Holdings LLC Units pursuant to an Exchange Right or our Call Right are expected to result in adjustments to the tax basis of the tangible and intangible assets of SES Holdings. These adjustments will be allocated to us. Such adjustments to the tax basis of the tangible and intangible assets of SES Holdings would not have been available to us absent our acquisition or deemed acquisition of SES Holdings LLC Units as a part of the reorganization transactions or as a result of exchanges of SES Holdings LLC Units pursuant to the exercise of an Exchange Right or our Call Right. The anticipated basis adjustments are expected to increase (for tax purposes) our depreciation and amortization deductions and may also decrease our gains (or increase our losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. In addition, we expect that certain net operating losses may be available to us as a result of the reorganization transactions. Such increased deductions and losses, reduced gains, and net operating losses may reduce the amount of tax that we would otherwise be required to pay in the future.

        In connection with the closing of the Select 144A Offering, we entered into two Tax Receivable Agreements with the TRA Holders. On July 18, 2017, our board of directors approved amendments to each of the Tax Receivable Agreements, which amendments revised the definition of "change of control" for purposes of the Tax Receivable Agreements and acknowledged that the Rockwater Merger would not result in a change of control.

        The first of the Tax Receivable Agreements, which we entered into with Legacy Owner Holdco and Crestview GP, generally provides for the payment by us to such TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) or are deemed to realize in certain circumstances in periods after the Select 144A Offering as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of our acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder's

SES Holdings LLC Units in connection with the Select 144A Offering or pursuant to the exercise of the Exchange Right or our Call Right and (ii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under such Tax Receivable Agreement.

        The second of the Tax Receivable Agreements, which we entered into with certain of the Contributing Legacy Owners, generally provides for the payment by us to such TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) or are deemed to realize in certain circumstances in periods after the Select 144A Offering as a result of, as applicable to each such TRA Holder, (i) any net operating losses available to us as a result of certain reorganization transactions entered into in connection with the Select 144A Offering and (ii) imputed interest deemed to be paid by us as a result of any payments we make under such Tax Receivable Agreement. Under both Tax Receivable Agreements, we will retain the benefit of the remaining 15% of these cash savings. Certain of the TRA Holders' rights under the Tax Receivable Agreements are transferable in connection with a permitted transfer of SES Holdings LLC Units or if the TRA Holder no longer holds SES Holdings LLC Units.

        The payment obligations under the Tax Receivable Agreements are our obligations and not obligations of SES Holdings, and we expect that the payments we will be required to make under the Tax Receivable Agreements will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreements is by its nature imprecise. For purposes of the Tax Receivable Agreements, cash savings in tax generally will be calculated by comparing our actual tax liability (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreements. The amounts payable, as well as the timing of any payments, under the Tax Receivable Agreements are dependent upon future events and significant assumptions, including the timing of the exchanges of SES Holdings LLC Units, the market price of our Class A common stock at the time of each exchange (since such market price will determine the amount of tax basis increases resulting from the exchange), the extent to which such exchanges are taxable transactions, the amount of the exchanging unitholder's tax basis in its SES Holdings Units at the time of the relevant exchange, the depreciation and amortization periods that apply to the increase in tax basis, the amount of net operating losses available to us as a result of reorganization transactions entered into in connection with the Select 144A Offering, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable, and the portion of our payments under the Tax Receivable Agreements that constitute imputed interest or give rise to depreciable or amortizable tax basis. If the Tax Receivable Agreements were terminated on December 31, 2017, the estimated termination payments, based on the assumptions discussed below, would have been approximately $98.9 million (calculated using a discount rate equal to the lesser of 6.50% per annum, compounded annually, or one-year LIBOR plus 100 basis points, applied against an undiscounted liability of $130.6 million, based upon the last reported closing sale price of our Class A common stock on December 31, 2017) in the aggregate. The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates.

        A delay in the timing of exchanges of SES Holdings LLC Units, holding other assumptions constant, would generally be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement entered into with Legacy Owner Holdco and Crestview GP as the benefit of the additional depreciation and amortization deductions resulting from those exchanges would be delayed. Stock price increases or decreases at the time of each exchange of SES Holdings LLC Units would generally be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreements entered into with Legacy

Owner Holdco and Crestview GP because such changes directly affect the amount of the increase in tax basis and thus the amount of tax benefits, resulting from the exchange. The amounts payable under the Tax Receivable Agreements are dependent upon us having sufficient future taxable income to utilize the tax benefits covered by the Tax Receivable Agreements. The foregoing amounts assume that we will have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreements. If our future taxable income is significantly reduced, the expected payments under the Tax Receivable Agreements would be reduced to the extent such tax benefits do not result in a reduction of our future income tax liabilities. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreements exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreements and/or (ii) distributions to us by SES Holdings are not sufficient to permit us to make payments under the Tax Receivable Agreements after we have paid our taxes and other obligations. Please read "Risk Factors—Risks Related to Our Organizational Structure—In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreements." The payments under the Tax Receivable Agreements will not be conditioned upon the continued ownership interest in either SES Holdings or us of any holder of rights under the Tax Receivable Agreements.

        In addition, although we are not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreements, the TRA Holders will not reimburse us for any payments previously made under the Tax Receivable Agreements if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after our determination of such excess. As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.

        The term of each Tax Receivable Agreement commenced upon the completion of the Select 144A Offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreements. In the event that the Tax Receivable Agreements are not terminated and that we have sufficient taxable income to utilize all of the tax benefits subject to the Tax Receivable Agreements, the payments due under the Tax Receivable Agreement entered into with Legacy Owner Holdco and Crestview GP are expected to commence in late 2020 and to continue for 20 years after the date of the last exchange of SES Holdings LLC Units, and the payments due under the Tax Receivable Agreement entered into with an affiliate of the Contributing Legacy Owners are expected to commence in late 2020 and to continue for five taxable years following the Select 144A Offering. If we elect to terminate the Tax Receivable Agreements early, or they are terminated early due to our failure to honor a material obligation thereunder or due to certain mergers, asset sales, other forms of business combinations or other changes of control, our obligations under the Tax Receivable Agreements would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreements (determined by applying a discount rate of the lesser of 6.50% per annum, compounded annually, or one-year LIBOR plus 100 basis points). The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreements, including the assumptions that (i) we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreements, (ii) any SES Holdings LLC Units (other than those held by us) outstanding on the termination date are deemed to be exchanged on the termination date and (iii) certain loss or credit carryovers will be utilized in the taxable year that includes the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates.

        The Tax Receivable Agreements provide that in the event that we breach any of our material obligations under them, whether as a result of (i) our failure to make any payment when due (including in cases where we elect to terminate the Tax Receivable Agreements early, the Tax Receivable Agreements are terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or we have available cash but fail to make payments when due under circumstances where we do not have the right to elect to defer the payment, as described below), (ii) our failure to honor any other material obligation under them, or (iii) by operation of law as a result of the rejection of the Tax Receivable Agreements in a case commenced under the U.S. Bankruptcy Code or otherwise, then the TRA Holders may elect to treat such breach as an early termination, which would cause all our payment and other obligations under the Tax Receivable Agreements to be accelerated and become due and payable applying the same assumptions described above.

        As a result of either an early termination or a change of control, we could be required to make payments under the Tax Receivable Agreements that exceed our actual cash tax savings under the Tax Receivable Agreements. In these situations, our obligations under the Tax Receivable Agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control.

        Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may affect the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreements. For example, the earlier disposition of assets following an exchange of SES Holdings LLC Units may accelerate payments under the Tax Receivable Agreements and increase the present value of such payments, and the disposition of assets before an exchange of SES Holdings LLC Units may increase certain TRA Holders' tax liability without giving rise to any rights of such holders to receive payments under the Tax Receivable Agreements. In addition, our ability to settle audits or other proceedings related to taxes will be subject to the consent of the TRA Holders to the extent such settlement could have a material effect on the TRA Holders' rights under the Tax Receivable Agreements. Such effects and such consent rights may result in differences or conflicts of interest between the interests of the TRA Holders and other stockholders.

        Payments generally will be due under the Tax Receivable Agreements within five days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of our U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to one-year LIBOR plus 100 basis points. Except in cases where we elect to terminate the Tax Receivable Agreements early or they are otherwise terminated as described above, generally we may elect to defer payments due under the Tax Receivable Agreements if we do not have available cash to satisfy our payment obligations under the Tax Receivable Agreements or if our contractual obligations limit our ability to make these payments. Any such deferred payments under the Tax Receivable Agreements generally will accrue interest from the due date for such payment until the payment date at a rate of one-year LIBOR plus 100 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate equal to the highest rate under our Credit Agreement plus 200 basis points if we are unable to make such payment as a result of limitations imposed by existing credit agreements. We have no present intention to defer payments under the Tax Receivable Agreements.

        Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreements will be dependent on the ability of SES Holdings to make distributions to us in an amount sufficient to cover our obligations under the Tax Receivable Agreements. This ability, in turn, may depend on the ability of SES Holdings' subsidiaries to make distributions to it. The ability of SES Holdings, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by SES Holdings, or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that we are unable to make payments under the Tax Receivable Agreements for any reason, such payments will be deferred and will accrue interest until paid.

        The Tax Receivable Agreements, as amended, are filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing descriptions of the Tax Receivable Agreements are qualified by reference thereto. Future unitholders may become party to one or more tax receivable agreements entered into in connection with future acquisitions by SES Holdings.

Rockwater Registration Rights Agreement

        On February 16, 2017, in connection with Rockwater's private placement (the "Rockwater 144A Offering") of 8,797,500 shares of Rockwater's Class A-1 common stock, par value $0.01 per share ("Rockwater Class A-1 Common Stock"), Rockwater entered into a registration rights agreement (the "Rockwater Registration Rights Agreement") with FBR. Under this registration rights agreement, Rockwater agreed, at its expense, to file with the SEC a shelf registration statement registering for resale the 8,797,500 shares of Rockwater Class A-1 Common Stock sold in the Rockwater 144A Offering plus any additional shares of Class A-1 common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event by March 31, 2018.

        In connection with the closing of the Rockwater Merger, Rockwater assigned, and we assumed, Rockwater's rights and obligations under the Rockwater Registration Rights Agreement. Also in connection with the Rockwater Merger, each share of Rockwater Class A-1 Common Stock then outstanding was converted into the right to receive a number of shares of our Class A-2 common stock equal to 0.7652 per share (the "Exchange Ratio") of Rockwater's Class A common stock, par value $0.01 per share ("Rockwater Class A Common Stock"), and we issued 6,731,845 shares of our Class A-2 common stock to the former holders of Rockwater Class A-1 Common Stock. Under the Rockwater Registration Rights Agreement, we agreed, at our expense, to file with the SEC this shelf registration statement registering for resale shares of Class A common stock into which the outstanding shares of our Class A-2 common stock are convertible, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event by March 31, 2018. Pursuant to our amended and restated certificate of incorporation, all shares of Class A-2 common stock will automatically convert to Class A common stock on a one-for-one basis upon the effectiveness of this registration statement. See "Shares Eligible for Future Sale—Registration Rights—Rockwater Registration Rights Agreement."

Registration Rights Agreement with FBR

        In connection with the Select 144A Offering, we entered into a registration rights agreement with FBR for the benefit of the investors in the Select 144A Offering. Please read "Shares Eligible for Future Sale—Registration Rights" for additional information on the terms of this registration rights agreement.

Registration Rights Agreement for the Benefit of the Registration Rights Holders

        On December 20, 2016, we entered into a registration rights agreement with the Contributing Legacy Owners and Legacy Owner Holdco. In connection with the execution of the Merger Agreement, we entered into an amended and restated registration rights agreement (the "Amended and Restated Registration Rights Agreement") with Legacy Owner Holdco, Crestview Holdings B, the SCF Group

and WDC Aggregate LLC (collectively, the "Registration Rights Holders"), which, effective as of the closing of the Rockwater Merger, amends and restates the December 20, 2016 registration rights agreement. Pursuant to such agreement, among other things, (i) we will provide the rights for the Registration Rights Holders to participate in certain future underwritten public offerings of our Class A common stock, (ii) certain Registration Rights Holders will have the right to initiate an underwritten offering of our Class A common stock and (iii) the Registration Rights Holders will have certain customary "piggyback" registration rights, in each case subject to certain conditions. We will not be required to effect (x) more than five demand registrations delivered in the aggregate, (y) more than two demand registrations delivered by the Registration Rights Holders in any 12-month period or (z) a demand registration within 100 days of the pricing of a previous demand registration or a primary offering of our Class A common stock.

        At any time, a party to the registration rights agreement will have the right to require us by written notice to demand registration of its registrable shares. Our obligations under this agreement include short-form, long-form and shelf registration statements, subject to certain restrictions as to number of demands, timing and value of sales to be registered or shares to be sold in an underwritten offering.

        If, at any time, we propose to register or conduct an underwritten offering of our securities (subject to certain exceptions) for our own account or for the account of any stockholder other than the parties to our registration rights agreement with FBR entered in connection with the Select 144A Offering or their permitted transferees, then we must give notice to the parties to the registration rights agreement or their permitted transferees to allow them to participate, or piggyback, in that registration statement or offering. In addition, any party to the registration rights agreement shall have the right to piggyback in any registration statement or offering effected at the request of any other party to the registration rights agreement.

        These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. The obligations to register registrable shares under the registration rights agreement will terminate when no registrable shares remain outstanding. Registrable shares will cease to be covered by the registration rights agreement when they (i) have been sold pursuant to an effective registration statement under the Securities Act, (ii) have been sold in a transaction exempt from registration under the Securities Act (including transactions pursuant to Rule 144), (iii) are held by us or one of our subsidiaries; (iv) have been sold in a private transaction in which the transferor's rights under the registration rights agreement are not assigned to the transferee of such securities; or (v) are sold in a private transaction in which the transferor's rights under the registration rights agreement are assigned to the transferee and such transferee is not an affiliate of us, two years following the transfer of such registrable share to such transferee.

        The registration rights granted to the parties to the registration rights agreement may be freely assigned, including to their transferees. Please read "Shares Eligible for Future Sale—Registration Rights" for additional information on the terms of the Amended and Restated Registration Rights Agreement.

Initial Public Offering

        On April 20, 2017, the registration statement on Form S-1 (File No. 333-216404) relating to the IPO was declared effective by the SEC. The IPO closed on April 26, 2017, at which time we issued and sold 8,700,000 shares of Class A common stock at a price to the public of $14.00 per share. We received cash proceeds of approximately $114.2 million from this transaction, net of underwriting discounts and commissions. On May 10, 2017, the underwriters exercised in full their option to purchase an additional 1,305,000 shares of Class A common stock at a price to the public of $14.00 per share. We received cash proceeds of approximately $17.1 million, net of underwriting discounts and commissions and estimated offering expenses, from the sale of such additional shares pursuant to the underwriters' option. As of May 25, 2017, we had incurred costs of approximately $2.8 million related to the IPO.

Historical Transactions with Related Parties

Management Fee

        B-29 Investments, LP and Crestview Partners each received management fees and reimbursements for expenses related to time spent conducting the business and affairs of SES Holdings, pursuant to the SES Holdings LLC Agreement. For the year ended December 31, 2015, B-29 Investments, LP and Crestview Partners received approximately $410,000 and $600,000, respectively. For the year ended December 31, 2016, we incurred costs of approximately $400,000 and $790,000 from B-29 Investments, LP and Crestview Partners, respectively. For the year ended December 31, 2017, we incurred costs of approximately $503,000 and $696,000, respectively, from B-29 Investments, LP and Crestview Partners. B-29 Investments, LP is controlled by our Executive Chairman, John D. Schmitz. Funds managed by Crestview Partners are members of Legacy Owner Holdco, and other funds managed by Crestview Partners are the Contributing Legacy Owners.

        On December 20, 2016, we entered into a management services agreement with each of B-29 Investments, LP and Crestview Partners, which provides for management fees and reimbursements for expenses related to time spent conducting our business for each of the two years following the closing of the IPO. The annual payments to B-29 Investments, LP and Crestview Partners would have been $500,000 to each such entity.

        On December 29, 2017, we entered into a termination agreement with each of B-29 Investments, LP and Crestview Partners, which terminated the management services agreements entered into with each entity in December 2016. In connection with the termination agreements, we paid each of B-29 Investments, LP and Crestview Partners approximately $638,000 as consideration for past and future services.

Aquacore Rental Company LLC

        For the years ended December 31, 2017, 2016 and 2015, we rented pumps and filter pod trailers for use in our operations at a cost of approximately $2,728,000, $1,094,000 and $593,000, respectively from Aquacore Rental Company LLC ("Aquacore"), an entity indirectly owned by Cody Ortowski, our Executive Vice President, Business Strategy, and Cole Ortowski, an employee of the Company.

B-29 Ups & Downs, LLC

        For the years ended December 31, 2017 and 2016, we incurred costs of approximately $717,000 and $217,000, respectively, for aviation services. For the year ended December 31, 2015, we incurred costs totaling approximately $499,000 for these services for use by our executive officers from B-29 Ups & Downs, LLC ("B-29 Ups & Downs"). B-29 Ups & Downs is owned by B-29 Family Holdings, LLC, an entity owned and controlled by our Executive Chairman, John D. Schmitz.

Bell Supply Company, LLC

        For the years ended December 31, 2017, 2016 and 2015, we purchased inventory and parts for use in our operations totaling approximately $274,000, $195,000 and $252,000, respectively, from Bell Supply Company, LLC ("Bell Supply"), an entity owned by Synergy Energy Holdings LLC, which is owned by certain of our stockholders and directors, including funds managed by Crestview GP and our Executive Chairman, John D. Schmitz. Additionally, our directors, Robert Delaney and Adam Klein, and our Executive Chairman, John D. Schmitz, are on the board of directors of Synergy Energy Holdings LLC.

Covey Park Energy LLC

        For the year ended December 31, 2017, we provided services totaling approximately $2,878,000 to Covey Park Energy LLC ("Covey Park"). Our director, Richard A. Burnett, is an executive officer of Covey Park.

Grayco Midstream, LLC

        For the year ended December 31, 2015, we had accounts receivable valued at approximately $175,000 for services provided under our MSA with Grayco Midstream, LLC ("Grayco Midstream"), which is wholly owned by CP Energy, LLC. Funds managed by Crestview Partners and our Executive Chairman, John D. Schmitz, collectively own a majority of the membership interests in CP Energy, LLC.

Hard Way, LLC

        For the years ended December 31, 2016 and 2015, we incurred charges totaling approximately $61,000 and $140,000, respectively for airplane aviation services from Hard Way, LLC ("Hard Way"), which is wholly owned by Orteq Energy Technologies. Orteq Energy Technologies is indirectly owned by Cody Ortowski, our Executive Vice President, Business Strategy, and Cole Ortowski, an employee of the Company.

Mages Group, LLC

        Prior to 2014, we leased trailers and provided accommodations to Mages Group, LLC ("Mages Group"). For the year ended December 31, 2015, Mages Group paid us approximately $151,000 for such services. For the year ended December 31, 2015, we incurred charges totaling approximately $1,431,000 for real estate and construction services from Mages Group. Mages Group is wholly owned by B-29 Investments, LP, an entity controlled by our Executive Chairman, John D. Schmitz.

Merit Appraisal & Tax Consulting, L.P.

        For the years ended December 31, 2017, 2016 and 2015, we incurred charges totaling approximately $292,000, $562,000 and $987,000, respectively, for appraisal services and tax consulting from Merit Appraisal & Tax Consulting, LP ("Merit"). B-29 Investments, LP, an entity controlled by our Executive Chairman, John D. Schmitz, controls and partially owns Merit.

Orteq Energy Technologies

        For the years ended December 31, 2017, 2016 and 2015, we purchased pumps and related equipment for our operations totaling approximately $3,092,000, $717,000 and $2,523,000, respectively, from Orteq Energy Technologies, which is indirectly owned by Cody Ortowski, our Executive Vice President, Business Strategy, and Cole Ortowski, an employee of the Company.

Samson Resources

        For the years ended December 31, 2017, 2016 and 2015, we provided services totaling approximately $945,000, $555,000 and $353,000, respectively, to Samson Resources ("Samson") under an MSA. Samson emerged from Chapter 11 bankruptcy as of March 1, 2017. Our director Robert

Delaney was a director of Samson, and funds controlled by Crestview GP were equity holders in Samson in the years ended December 31, 2016 and 2015. Following Samson's emergence from bankruptcy, Crestview GP is no longer an equity holder in Samson.

Silver Creek Oil & Gas, LLC

        For the years ended December 31, 2017, 2016 and 2015, we provided services totaling approximately $993,000, $400,000 and $3,183,000, respectively, to Silver Creek Oil & Gas, LLC ("Silver Creek"), under an MSA. Our directors, Robert Delaney and Adam Klein, and our Executive Chairman, John D. Schmitz, serve on the board of Silver Creek. Each of B-29 Investments, LP, an entity controlled by John D. Schmitz, and funds controlled by Crestview GP owns 49.5% of the membership interests in Silver Creek.

TruPoint Well Services, LP

        For the year ended December 31, 2015, we incurred costs totaling approximately $345,000 for workover services for a saltwater disposal well in Colorado from TruPoint Well Services, LP ("TruPoint"). B-29 Investments, LP, an entity controlled by our Executive Chairman, John D. Schmitz, owns a majority of the equity interests in TruPoint. Additionally, our Executive Vice President, Business Strategy, Cody Ortowski, is an indirect owner of TruPoint. John D. Schmitz and Cody Ortowski are directors of TruPoint.

United Surface and Minerals

        For the years ended December 31, 2016 and 2015, we leased land and access rights for water sourcing in Colorado at a cost of approximately $250,000 and $675,000, respectively, from United Surface and Minerals ("United Surface"), which is owned by B-29 Investments, LP, an entity controlled by our Executive Chairman, John D. Schmitz. Proactive Investments, LP, an entity owned by our Executive Vice President, Business Strategy, Cody Ortowski, owns a minority equity interest in United Surface. Additionally, our director, Robert Delaney, is an equity investor in United Surface.

Corporate Reorganization

        In connection with our reorganizations in December 2016 and November 2017, we engaged in certain transactions with certain affiliates and the members of SES Holdings. Please read the documents cited under "Incorporation of Certain Information by Reference" for further details.

DESCRIPTION OF CAPITAL STOCK

        Upon effectiveness of this registration statement, our authorized capital stock will consist of: 350,000,000 shares of Class A common stock, $0.01 par value per share, of which 65,952,504 shares will be issued and outstanding; 150,000,000 shares of Class B common stock, $0.01 par value per share, of which 40,331,989 shares will be issued and outstanding; 40,000,000 shares of Class A-2 common stock, $0.01 par value per share, of which no shares will be issued and outstanding; and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares will be issued and outstanding.

        The following is a summary of our capital stock, our amended and restated bylaws and our amended and restated certificate of incorporation. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws.

Class A Common Stock

        Voting Rights.    Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Under our amended and restated certificate of incorporation, holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors. Under the amended and restated certificate of incorporation, holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law.

        Dividend Rights.    Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

        Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

        Other Matters.    The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class B Common Stock

        Voting Rights.    Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law.

        Dividend and Liquidation Rights.    Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up.

        Other Matters.    The shares of Class B common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of our Class B common stock are fully paid and non-assessable.

Class A-2 Common Stock

        General.    Our shares of Class A-2 common stock were issued to holders of Rockwater Class A-1 Common Stock in connection with the Rockwater Merger. Upon the effectiveness of this registration statement, each share of Class A-2 common stock will convert automatically into a share of Class A common stock on a one-for-one basis and no shares of Class A-2 common stock will be outstanding.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.01 per share, up to an aggregate of 50,000,000 shares of preferred stock. Each series of preferred stock will relate to the number of shares and will have the designations, powers, preferences, privileges, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. The holders of Class A common stock and Class B common stock will not be entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

        Some provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could make the following transactions more difficult: (i) acquisitions of us by means of a tender offer, a proxy contest or otherwise or (ii) removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the board of directors or of our Class A common stock to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Law

        In general, Section 203 of the DGCL provides that, subject to certain exceptions set forth therein, a Delaware corporation shall not engage in any business combinations with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        For purposes of Section 203 of the DGCL, a business combination is defined to include a merger or consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (ii) the affiliates and associates of such person.

        We have opted out of Section 203 of the DGCL. Our amended and restated certificate of incorporation contains, however, provisions that are similar to Section 203 of the DGCL (except with respect to certain of our owners prior to our initial offering, including Crestview GP, B-29 Investments, LP, and the SCF Group and any funds, limited partnerships or other investment entities or vehicles managed or controlled by SCF Partners, Inc.).

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

        Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

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  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is proposed to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year's annual meeting. Our amended and restated bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may deter stockholders from bringing matters before the stockholders at an annual or special meeting;

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  authorize our board of directors to issue undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

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  provide that the authorized number of directors may be changed only by resolution of the board of directors;

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  provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of the total number of remaining authorized directors;

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  provide that, after the Legacy Group (as defined in the amended and restated certificate of incorporation) ceases to hold more than 35% of the outstanding shares of the Class A common stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

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  provide that our amended and restated bylaws may be amended by the affirmative vote of the holders of at least a two-thirds of our then-outstanding Class A common stock;

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  provide that special meetings of our stockholders may only be called by a majority of the total number of authorized directors;

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  provide that our amended and restated bylaws can be amended by unilateral action of a majority of the entire board of directors.

Forum Selection

        Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

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  any derivative action or proceeding brought on our behalf;

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  any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

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  any action asserting a claim against us or any director or officer or other employee or agent of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or

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  any action asserting a claim against us or any director or officer or other employee or agent of ours that is governed by the internal affairs doctrine;

in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

        Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our existing amended and restated certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

        Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

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  for any breach of their duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

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  for any transaction from which the director derived an improper personal benefit.

        Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

        Our amended and restated bylaws also provide that we will indemnify and hold harmless our directors and officers to the fullest extent permitted by Delaware law, including the advancement of expenses, including attorneys' fees. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether or not we would have the power under the DGCL to indemnify such persons against related expense, liability or loss. We expect to enter, or have entered, into indemnification agreements with each of our directors and officers. These agreements will or do require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Class A common stock.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition and holding of shares of Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

        This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in shares of Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan's particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary's duties to the Plan, including, without limitation:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

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  whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

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  whether the investment is permitted under the terms of the applicable documents governing the Plan;

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  whether in the future there may be no market in which to sell or otherwise dispose of the shares of Class A common stock;

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  whether the acquisition or holding of the shares of Class A common stock will constitute a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code (please see discussion under "—Prohibited Transaction Issues" below); and

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  whether the Plan will be considered to hold, as plan assets, (i) only shares of Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under "—Plan Asset Issues" below).

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

        Because of the foregoing, shares of Class A common stock should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

        Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

        The Department of Labor (the "DOL") regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets generally would not be considered to be "plan assets" if, among other things:

          (a)   the equity interests acquired by ERISA Plans are "publicly offered securities" (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

          (b)   the entity is an "operating company" (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

          (c)   there is no significant investment by "benefit plan investors" (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan's investment in the entity.

        Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of Class A common stock. Purchasers of shares of Class A common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

SHARES ELIGIBLE FOR FUTURE SALE

General

        As of the effective date of this registration statement, we have 65,952,504 shares of our Class A common stock and 40,331,989 shares of our Class B common stock outstanding. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our Class A common stock prevailing from time to time.

        Shares of our Class A common stock held by the public stockholders are generally freely transferable without restriction or further registration under the Securities Act. However, any Class A common stock held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

Registration Rights

  Rockwater Registration Rights Agreement

        In February 2017, in connection with the closing of the Rockwater 144A Offering, Rockwater entered into the Rockwater Registration Rights Agreement. In connection with the Rockwater Merger, Rockwater assigned, and we assumed, Rockwater's rights and obligations under the Rockwater Registration Rights Agreement. Under the Rockwater Registration Rights Agreement, Rockwater agreed, at its expense, to file with the SEC a shelf registration statement registering for resale the shares of Rockwater Class A Common Stock into which the shares of Rockwater Class A-1 Common Stock sold in the Rockwater 144A Offering plus any additional shares of Rockwater Class A-1 Common Stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, are convertible, and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event by March 31, 2018. The Rockwater Registration Rights Agreement also gives the investors in the Rockwater 144A Offering piggyback registration rights, subject to certain limitations, to include shares in certain registration statements filed by Rockwater, including any initial public offering registration statement. Each share of Rockwater Class A-1 Common Stock was exchanged for shares of our Class A-2 common stock, in accordance with the Exchange Ratio, in connection with the Rockwater Merger. Pursuant to our amended and restated certificate of incorporation, all outstanding shares of Class A-2 common stock will automatically convert to Class A common stock on a one-for-one basis upon the effectiveness of this registration statement. The holders of our Class A-2 common stock will be entitled to make sales under this registration statement upon it being declared effective by the SEC.

        We are required to use our commercially reasonable efforts to cause this shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and, subject to certain blackout periods, to continuously maintain the effectiveness of this shelf registration statement under the Securities Act until the first to occur of:

  •
  the sale of all of the shares of common stock covered by this shelf registration statement in accordance with the intended distribution of such common stock;

  •
  none of the shares of common stock with rights under the Rockwater Registration Rights Agreement remain outstanding; or

  •
  the first anniversary of the initial effective date of this shelf registration statement, subject to certain conditions and extension periods, as applicable.

        The preceding summary of certain provisions of the Rockwater Registration Rights Agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Rockwater Registration Rights Agreement and you should read this summary together with the complete text of the Rockwater Registration Rights Agreement, which is filed as an exhibit to the registration statement.

  Registration Rights Agreement with FBR

        In December 2016, in connection with the closing of the Select 144A Offering, we entered into a registration rights agreement between us and FBR. Under this registration rights agreement, we agreed, at our expense, to file with the SEC, in no event later than April 30, 2017, a shelf registration statement registering for resale the 16,100,000 shares of our Class A-1 common stock sold in the Select 144A Offering plus any additional shares of Class A-1 common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event within 180 days after the initial filing of such registration statement. Such registration statement was filed on April 28, 2017 and was declared effective on June 13, 2017. Pursuant to our amended and restated certificate of incorporation, all shares of Class A-1 common stock automatically converted to Class A common stock on a one-for-one basis upon the effectiveness of such registration statement. The shares registered under such registration statement became freely tradable on June 26, 2017.

  Registration Rights Agreement for the Benefit of the Registration Rights Holders

        In December 2016, in connection with the closing of the Select 144A Offering, we entered into a registration rights agreement among us, Legacy Owner Holdco and the Contributing Legacy Owners. Under this registration rights agreement, Legacy Owner Holdco and the Contributing Legacy Owners are entitled to registration rights with respect to the shares of Class A common stock which may be received upon exchanges of Class B common stock owned directly or indirectly by them. In connection with the signing of the Merger Agreement, we entered into the Amended and Restated Registration Rights Agreement with the Registration Rights Holders, which amends and restates the December 2016 registration rights agreement. Please read "Certain Relationships and Related Party Transactions—Registration Rights Agreement for the Benefit of the Registration Rights Holders" for more information on the Amended and Restated Registration Rights Agreement.

Rule 144

        In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least the past three months) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock reported through the NYSE during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

        In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement regarding the IPO was entitled to sell such shares 90 days after the effective date of such registration statement in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

2016 Long-Term Incentive Plan

        On April 28, 2017, we filed a registration statement on Form S-8 (SEC File No. 333-217561) registering 5,825,000 shares of our Class A common stock issued or issuable under the 2016 Plan. On November 1, 2017, we filed a registration statement on Form S-8 (SEC File No. 333-221282) registering 4,402,788 shares of our Class A common stock issued and issuable under the 2016 Plan, including shares available for delivery on account of the exercise of the underwriters' over-allotment option granted in connection with the IPO and shares available under the 2016 Plan as a result of our assumption of the Rockwater Equity Plan in connection with the Rockwater Merger. We adopted the 2016 Plan for the employees, consultants and the directors of our company and its affiliates who perform services for us. Shares registered under such registration statements are available for sale in the open market, unless such shares are subject to vesting restrictions with us or applicable lock-up restrictions.

        The 2016 Plan provides for potential grants of: (i) incentive options; (ii) nonstatutory options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock units ("RSUs"); (vi) bonus stock; (vii) performance awards; (viii) other stock- or cash-based awards; and (ix) substitute awards.

        Subject to adjustment in the event of any distribution, recapitalization, split, merger, consolidation or similar corporate event, the number of shares available for delivery pursuant to awards under the 2016 Plan is equal to (i) 4,600,000 shares of our Class A common stock, plus (ii) 8% of any shares of our Class A common stock sold by us in any underwritten public offering pursuant to an effective registration under the Securities Act that occurs following the effective date of the 2016 Plan (which includes the 800,400 shares of our Class A common stock that became available for delivery upon our IPO) (together with clause (i), the "Share Pool"), plus (iii) 1,011,087 shares of our Class A common stock that became available on account of our assumption of the Rockwater Energy Solutions, Inc. Amended and Restated 2017 Long Term Incentive Plan (the "Rockwater Equity Plan"). The maximum number of shares described in the preceding sentence does not take into account 2,887,048 shares of our Class A common stock related to awards that were granted under the 2016 Plan following the conversion of outstanding equity awards originally granted under the Rockwater Equity Plan in accordance with the Merger Agreement. For additional information on such awards, see the documents cited under "Incorporation of Certain Information by Reference." If an award under the 2016 Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the 2016 Plan. In addition, the 2016 Plan provides that the number of shares granted pursuant to RSU awards under the 2016 Plan shall not exceed 25% of the Share Pool. Shares of our Class A common stock delivered with respect to substitute awards granted in assumption of, or in substitution for, awards held by individuals who become eligible to receive awards under the 2016 Plan as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with us or our affiliate do not reduce the Share Pool.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below), that holds our Class A common stock as a "capital asset" (generally property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

        This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

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  banks, insurance companies or other financial institutions;

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  tax-exempt or governmental organizations;

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  qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

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  dealers in securities or foreign currencies;

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  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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  persons subject to the alternative minimum tax;

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  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

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  persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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  certain former citizens or long-term residents of the United States;

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  persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement; and

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  persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

        PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

        We do not plan to make any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder's tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See "—Gain on Disposition of Class A Common Stock." Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

        Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Common Stock

        Subject to the discussion below under "—Backup Withholding and Information Reporting" and "—Additional Withholding Requirements under FATCA," a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation ("USRPHC") for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

        A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is treated as a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

        Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock is and continues to be "regularly traded on an established securities market" (within the meaning of the U.S. Treasury Regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of our Class A common stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Backup Withholding and Information Reporting

        Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on any dividends paid on our Class A common stock and on the gross proceeds from a disposition of our Class A common stock (if such disposition occurs after December 31, 2018), in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on their investment in our Class A common stock.

        INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION

General

        We are registering the shares of our Class A common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The prices at which the selling stockholders may sell the shares of Class A common stock may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties. The selling stockholders may use any one or more of the following methods when selling the shares of Class A common stock offered by this prospectus:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

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  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale;

  •
  any other method permitted pursuant to applicable law; or

  •
  under Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus.

        Our Class A common stock trades on the NYSE. The shares of Class A common stock offered hereby have already been approved for listing on the NYSE. However, we can give no assurances as to the development of an active trading market for our Class A common stock or the liquidity of any such market.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121;

and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

        In connection with the sale of our Class A common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge our Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. In compliance with FINRA guidelines, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% for the sale of any securities registered hereunder. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus. The selling stockholders have advised us that as of the date of this prospectus they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares covered by this prospectus. To our knowledge as of the date of this prospectus, there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares covered by this prospectus by the selling stockholders.

        We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. The expenses of this offering that are payable by us are estimated to be approximately $0.3 million. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Each selling stockholder has in turn agreed to indemnify us for certain specified liabilities.

        In order to comply with the securities laws of some states, if applicable, the shares of Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares covered by this prospectus may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Class A common stock by the selling stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Class A common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the particular shares of Class A common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        In accordance with FINRA Rule 5110(g)(1), FBR and any persons related to FBR who purchased or otherwise acquired shares (i) in the private placement (ii) subsequent to the initial filing of the registration statement of which this prospectus is a part and deemed to be underwriting compensation by FINRA, and/or (iii) that are excluded from underwriting compensation pursuant to FINRA Rule 5110(d)(5), will agree not to sell, transfer, assign, pledge or hypothecate the shares or subject the shares to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares, for the 180-day period prescribed by FINRA Rule 5110(g)(1), except as otherwise provided in FINRA Rule 5110(g)(2).

CUSIP Number

        The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the shares of Class A common stock covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling stockholder was conducted (a) by us under Rule 506 of Regulation D, (b) by FBR, as the initial purchaser, under Rule 144A or (c) by the initial purchaser under Regulation S. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

        Any sales of shares of our Class A common stock by means of this prospectus must be settled with shares of Class A common stock bearing our general (not necessarily restricted) Class A common stock CUSIP number. A selling stockholder named in this prospectus may obtain shares bearing our general Class A common stock CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, American Stock Transfer & Trust Company, LLC. The form of certificate of registered sale is available from us upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling stockholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

LEGAL MATTERS

        Vinson & Elkins L.L.P., Houston, Texas will pass upon the validity of the shares of our Class A common stock offered under this prospectus.

EXPERTS

        Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, has audited the consolidated financial statements of SES Holdings, LLC for the year ended December 31, 2015. We have incorporated by reference the aforementioned financial statements in this prospectus in reliance upon the report of Pannell Kerr Forster of Texas, P.C., and upon authority of such firm as experts in the field of accounting and auditing.

        The financial statements of Select Energy Services, Inc. as of and for the years ended December 31, 2017 and 2016, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The audited historical financial statements of Rockwater Energy Solutions, Inc. included in Exhibit 99.2 of Select Energy Services, Inc.'s Current Report on Form 8-K/A dated January 12, 2018 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.